Execution Version

ASSET PURCHASE AGREEMENT
BY AND AMONG
RENTPATH HOLDINGS, INC.,
REDFIN CORPORATION
AND
THE OTHER SELLERS NAMED HEREIN
Dated as of February 19, 2021

i

EXHIBITS

Exhibit A    Escrow Agreement
Exhibit B    Form of Bill of Sale
Exhibit C    Form of Assignment and Assumption Agreement
Exhibit D    Short Form IP Assignment Agreement
Exhibit E    Transition Services Agreement
Exhibit F    Transaction Steps

SCHEDULES
Schedule A            Subsidiaries
Schedule 1.01            Certain Definitions
Schedule 2.05(a)(vii)        Released Liens
Schedule 3.01            Organization and Qualification; Subsidiaries
Schedule 3.03            Financial Statements
Schedule 3.04            Absence of Certain Changes or Events
Schedule 3.05            Consents and Approvals/No Violation
Schedule 3.06            Absence of Actions
Schedule 3.07            Affiliate Transactions
Schedule 3.08            Permits/Compliance with Laws
Schedule 3.09            No Undisclosed Liabilities
Schedule 3.10            Employee Benefit Plans/ERISA
Schedule 3.11            Material Contracts

Schedule 3.13            Real Property
Schedule 3.14            Labor Matters
Schedule 3.15            Insurance
Schedule 3.16            Intellectual Property
Schedule 3.17            Taxes
Schedule 3.18            Title to Acquired Assets; Company Activities
Schedule 3.19            Brokers
Schedule 3.20            Sufficiency
Schedule 3.21            Receivables
Schedule 3.22            RentPath Gives Back Foundation, Inc.
Schedule 4.07            Brokers
Schedule 5.01            Conduct of Business
Schedule 5.10(a)        Transferred Employees
Schedule 5.10(b)        Transferred Employees
Schedule 5.11(b)        Employee with Severance Entitlements
Schedule 5.11(h)         Retention Bonuses

ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of February 19, 2021, by and among RentPath Holdings, Inc., a Delaware corporation (the “Company”), and the direct or indirect wholly-owned Subsidiaries of the Company set forth on Schedule A (together with the Company, each a “Seller” and collectively the “Sellers”), and Redfin Corporation, a Delaware corporation (the “Buyer”). Each of the Buyer and each Seller is referred to herein as a “Party” and, collectively, as the “Parties”.
W I T N E S S E T H:
WHEREAS, each of the Sellers commenced voluntary cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on February 12, 2020 (the “Petition Date”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);
WHEREAS, the Sellers are engaged in the operation of the Business (as defined below), or hold assets or are responsible for liabilities Related to the Business; and
WHEREAS, subject to the terms and upon the conditions set forth herein, the Sellers desire to sell, transfer and assign to the Buyer, and the Buyer desires to purchase, acquire and assume from the Sellers, all of the Acquired Assets (as defined below) and Assumed Liabilities (as defined below), all as more specifically provided herein.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the Parties agree as follows:
ARTICLE I.

DEFINITIONS, TERMS AND INTERPRETIVE MATTERS

SECTION 1.01.    Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
“Action” means any claim, charge, action, suit, corrective action plan, cause of action, arbitration, proceeding, litigation, audit, notice of violation, administrative citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity or otherwise, before or by any Governmental Authority.
“Acquired Assets” means, without duplication, as of the Closing Date, all of the Sellers’ right, title, and interest in and to all of the assets and properties of every kind and nature, whether real, personal or mixed, tangible or intangible, wherever located and whether now existing or hereafter acquired (other than the Excluded Assets) that are Related to the Business, including the following:
(a)all Furnishings and Equipment;

(b)the Leases set forth on Schedule 1.01 under the heading “Assumed Leases”, other than those leases that expire or that are terminated prior to Closing (the “Assumed Leases”), together with (to the extent of the Sellers’ interest therein) the buildings, fixtures and improvements located on or attached to such real property, and all rights arising therefrom, and all tenements, hereditaments, appurtenances and other real property rights appertaining thereto, subject to the rights of the applicable landlord (including rights to ownership or use of such property) under the Assumed Leases, subject to the approval of the Bankruptcy Court of the assignment and assumption thereof;

(c)all accounts or notes (if such exist) receivable, and any security, Claim, remedy or right related to any of the foregoing, if applicable;

(d)all rights under those Contracts set forth on Schedule 1.01 under the heading “Transferred Contracts”, other than those Contracts that expire or that are terminated prior to the Closing (such Contracts, together with the Assumed Leases, the “Transferred Contracts”), subject to the approval of the Bankruptcy Court of the assignment and assumption thereof;

(e)all deposits, including customer deposits and security deposits for rent, electricity, telephone or otherwise, and prepaid charges, expenses, advance payments, claims, refunds, rights of recovery, rights of set-off, rights of recoupment, charges, sums and fees (other than any deposits, prepaid charges, expenses, advance payments, claims, refunds, rights of recovery, rights of set-off, rights of recoupment, charges, sums and fees paid to the extent relating to any Excluded Assets and adequate assurance deposits posted in accordance with section 366 of the Bankruptcy Code), including rebates, payments, reimbursements or refunds to the extent relating to Taxes that are not Excluded Taxes;

(f)all of the Seller Intellectual Property;

(g)all documents and information that are Related to the Business (“Seller Data”), including documents and information relating to products, services, marketing, advertising, promotional materials, Seller Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, all Tax Returns and other Tax records of the Company, but excluding (i) personnel files for Employees who are not Transferred Employees, (ii) such files as may not be transferred pursuant to any applicable Privacy Law, and (iii) any documents to the extent related to or required to realize the benefits of any Excluded Assets; provided, however, that Sellers shall have continued access to, and be permitted to retain copies of, such documents as are necessary or relevant to administer the Bankruptcy Case or the winding down of the Sellers’ estates, or necessary or relevant to the pursuit or defense of any Action involving a Seller relating to a period prior to the Closing Date, including the CoStar Action;

(h)all warranties, representations, indemnities and guarantees made by suppliers, manufacturers, and contractors to the extent relating to products sold, or services provided, to the Sellers or to the extent affecting any Acquired Assets, to the extent assignable, other than any warranties, representations, indemnities and guarantees to the extent pertaining to any Excluded Assets or rights and defenses to the extent pertaining to any Excluded Liabilities;

(i)all Permits of the Sellers Related to the Business and assignable to the Buyer under applicable Law (solely to the extent the applicable Governmental Authority, if required, consents to or otherwise approves the assignment or transfer of the applicable Permit), including the licenses set forth on Schedule 1.01 under the heading “Licenses” (the “Broker Licenses”);

(j)all goodwill and other intangible assets associated with the Business, including customer and supplier lists and the goodwill associated with the Marks included in the Seller Intellectual Property;

(k)those items set forth on Schedule 1.01 under the heading “Acquired Assets”;

(l)to the extent transferrable, all rights of the Sellers under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of the Sellers or with third parties to the extent Related to the Business or the Acquired Assets (or any portion thereof);

(m)all avoidance, fraudulent transfer, preference or similar claims, causes of action, rights or proceedings of any Seller (including under chapter 5 of the Bankruptcy Code, the Uniform Fraudulent Transfer Act or the Uniform Fraudulent Conveyance Act) enacted by any state, or any other similar state or Federal law to the extent not released pursuant to the Plan (collectively, “Avoidance Actions”); provided, however, that the Buyer hereby irrevocably covenants to refrain from directly or indirectly, commencing, instituting or causing to be commenced any litigation of any kind with respect to Avoidance Actions;

(n)to the extent transferrable, all insurance policies and binders (other than the D&O Runoff Policy), as well as all related insurance benefits, including rights and proceeds, arising from or relating to the Business, the Acquired Assets or the Assumed Liabilities (collectively, the “Acquired Insurance Policies”), excluding claims under any insurance policies in respect of any damage or loss to the extent relating to any Excluded Assets or Excluded Liabilities;

(o)rights, demands, Claims, Actions, commercial tort claims, credits, allowances, rebates or rights of setoff arising out of or relating to the Business or any of the Acquired Assets or Assumed Liabilities (except to the extent the same constitutes an Excluded Asset, relates to any Excluded Assets or any Excluded Liabilities, is retained by the Sellers pursuant to the Plan, or is otherwise discharged, released, or enjoined by the Plan or the Confirmation Order); and

(p)to the extent transferrable, all standard end user license agreements, terms of use, privacy policies and click-through terms and conditions of any Seller relating to any website or software application owned by any Seller, with respect to all users thereof;
provided, however, that notwithstanding anything to the contrary set forth in this definition, the Acquired Assets shall not include any Excluded Assets.
“Acquired Insurance Policies” shall have the meaning set forth in clause (n) of the definition of “Acquired Assets”.
“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such first Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided, however, that in no event shall (a) any portfolio company of private equity funds managed by Providence Equity Partners L.L.C. or TPG Global, LLC that is not a Subsidiary of the Company, or (b) RentPath Gives Back Foundation, Inc., be an Affiliate of a Seller or of the Company or any of its Subsidiaries.
“Agreement” shall have the meaning set forth in the preamble hereto.
“Alternative Transaction” shall have the meaning set forth in Section 5.20(a).
“Antitrust Laws” shall mean, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state law, regulation or decree designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.
“Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.05(a)(ii).
“Assume / Assign Motions” shall have the meaning set forth in Section 5.06(a)(ii).
“Assumed Employee Plans” means those items set forth on Schedule 1.01 under the heading “Assumed Employee Plans”.
“Assumed Leases” shall have the meaning set forth in the definition of “Acquired Assets”.
“Assumed Liabilities” means only the following Liabilities of each of the Sellers as of the Closing Date and no other Liabilities:
(a)all Liabilities under the Transferred Contracts to the extent arising on or after the Closing Date, except to the extent such Liabilities are Cure Costs, accrue or relate to the operation of the Business prior to the Closing Date or relate to any failure to perform, improper performance, warranty or other breach, default or violation by any Seller prior to the Closing Date;
(b)all post-petition accounts payable (other than Cure Costs) incurred in the ordinary course of business existing on the Closing Date and Related to the Business (including invoiced accounts payable and accrued but uninvoiced accounts payable) that are categorized as “Included” under the heading “Accounts Payable” on Schedule 1.01, provided, however, that for the avoidance of doubt, the following shall not constitute Assumed Liabilities (and all of which shall constitute Excluded Liabilities) (collectively, the “Specified Excluded Liabilities”): (i) each category of accounts payable that is listed as being “Excluded” under the heading “Accounts Payable” on Schedule 1.01; (ii) any Taxes imposed on or with respect to any of the Excluded Assets or any of the Excluded Liabilities; (iii) any Liabilities in connection with the DIP Credit Agreement, any DIP Financing or the Credit Bid APA; and/or (iv) any Liabilities relating to or in connection with the CoStar Transaction or the CoStar Action.

(c)all Indebtedness set forth on Schedule 1.01 under the heading “Assumed Liabilities”;

(d)all Liabilities for (i) the Deferred Payroll Tax Amount, and (ii) any and all Taxes of Reorganized RentPath or with respect to the Acquired Assets, in each case, for taxable periods (or portions thereof) beginning on the day after the Closing Date, determined as if the taxable year of Reorganized RentPath ended as of the end of the day on the Closing Date (for the avoidance of doubt, in no case shall such Taxes include any Excluded Taxes);

(e)all Liabilities relating to or arising out of the ownership or operation of the Business or any Acquired Asset by the Buyer from and after the Closing Date (provided that, for the avoidance of doubt, this clause (e) shall not include any Liabilities (other than other Assumed Liabilities) to the extent relating to or arising out of the ownership or operation of the Business or any Acquired Asset prior to the Closing (whether or not such Liabilities arise from Claims first asserted after the Closing) that are not discharged, released and/or exculpated (and enjoined pursuant to the Plan and/or Confirmation Order);

(f)all Liabilities relating to or arising out of the Assumed Employee Plans; and

(g)all Liabilities relating to or arising out of any Employee ceasing to be employed (i) by the Sellers at any time prior to the Closing Date at the written request of Buyer to the extent permissible under the Law, or (ii) as a result of such Employee not receiving an offer of employment from the Buyer pursuant to and in accordance with Section 5.10(b) (clauses (i) and (ii), collectively, the “Employee Termination Obligations”);

provided, however, that notwithstanding anything to the contrary set forth in this definition, the Assumed Liabilities shall not include any Excluded Liabilities.

“Audited Financial Statements” shall have the meaning set forth in Section 3.03(a).

“Avoidance Actions” shall have the meaning set forth in clause (m) of the definition of “Acquired Assets”.
“Bankruptcy Cases” means the chapter 11 cases of the Sellers and their Affiliates who are debtors in the jointly administered cases styled In re: RentPath Holdings, Inc., et al, Case No. 20-10312 (BLS), pending in the Bankruptcy Court.
“Bankruptcy Code” shall have the meaning set forth in the recitals.
“Bankruptcy Court” shall have the meaning set forth in the recitals.
“Bill of Sale” shall have the meaning set forth in Section 2.05(a)(i).
“Board” means the board of directors of the Company.
“Broker Licenses” shall have the meaning set forth in clause (i) of the definition of “Acquired Assets”.
“Business” means the business of providing digital media services to clients in the residential real estate business (including internet listing services, digital marketing services and solutions, rental and property management software and products) as conducted by the Sellers, as a whole.
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.
“Buyer” shall have the meaning set forth in the preamble hereto.
“Buyer Material Adverse Effect” shall have the meaning set forth in Section 4.01.
“Buyer Plans” shall have the meaning set forth in Section 5.11(c).
“Buyer Related Party” shall mean any Related Party of the Buyer.
“Buyer Related Terms and Conditions” shall have the meaning set forth in Section 5.04.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended and modified, including by the Paycheck Protection Program and Health Care Enhancement Act (Pub. L. 116-139) and the Paycheck Protection Program Flexibility Act of 2020 (Pub. L. 116-142), together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.
“Claims” shall have the meaning set forth in section 101(5) of the Bankruptcy Code.
“Closing” shall have the meaning set forth in Section 2.03.
“Closing Date” shall have the meaning set forth in Section 2.03.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
“Commercial Software” shall mean Software that (a) is generally commercially available Software, and (b) is licensed to the Sellers for a one-time or annual fee (whichever is higher) of no more than $250,000 in the aggregate.
“Company” shall have the meaning set forth in the preamble hereto. Unless the context otherwise requires, the term “Company” also includes Reorganized RentPath for purposes of the representations, warranties, covenants and agreements of the Company made or contained in this Agreement up until immediately prior to the Closing.
“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated September 19, 2019, by and between Redfin Corporation and RentPath, LLC, as amended by that certain Amendment to Confidentiality Agreement, dated January 7, 2021, and as further amended, restated, modified or supplemented from time to time in accordance with its terms.
“Confirmation Hearing” means a hearing before the Bankruptcy Court to consider confirmation of, or amendments to, the Plan and/or the Confirmation Order, as applicable, and approval of this Agreement, as such hearing may be adjourned or continued from time to time.
“Confirmation Liabilities” means all Administrative Claims (as defined in the Plan) and Claims against the Sellers arising prior to the Plan Effective Date that are required to be paid or otherwise treated in accordance with section 1129 of the Bankruptcy Code (including sections 1129(a)(9) and 1129(a)(13) of the Bankruptcy Code) to obtain entry of the Confirmation Order, other than Assumed Liabilities.
“Confirmation Order” means an order of the Bankruptcy Court, and any amendment thereto, which has been approved by the Bankruptcy Court, confirming or amending, as applicable, the Plan, which order shall contain the Sale Provisions, be materially consistent with this Agreement and be reasonably acceptable to the Buyer and the Sellers and otherwise at least as favorable to the Buyer as the Confirmation Order entered by the Bankruptcy Court at Docket No. 416 is to the Stalking Horse Bidder (as defined therein).
“Consents” shall have the meaning set forth in Section 3.05(a).
“Contract” shall mean a legally binding contract, agreement, amendment, arrangement, understanding, lease or license, which in each case is either oral or in writing and is not an Employee Benefit Plan.
“Contract Motions” shall have the meaning set forth in Section 5.06(a)(ii).
“CoStar Action” means any Action relating to the termination of the CoStar APA, including relating to the Break-Up Fee (as defined in the CoStar APA) set forth in Section 7.04 thereof.

“CoStar APA” means that certain Asset Purchase Agreement, executed on February 11, 2020 and effective as of February 12, 2020, by and among the Sellers, CSGP Holdings, LLC, a Delaware limited liability company and CoStar Group, Inc., a Delaware corporation (“CoStar”).
“CoStar Transaction” means those certain transactions contemplated by the CoStar APA.
“COVID-19” means SARS-CoV-2 or COVID-19, and any and all additional strains, variations or mutations or evolutions thereof.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, rule, regulation, order, judgment, decree, action, directive or guidelines, in each case by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act.
“Credit Bid APA” means that certain Asset Purchase Agreement dated as of February 12, 2020, by and among the Company, and the direct or indirect wholly-owned subsidiaries of the Company set forth on Schedule A thereto, RP Lender Acquisition Corp., and Royal Bank of Canada, in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement (as defined therein).
“Cure Costs” means all amounts payable in order to cure any monetary defaults required to be cured under section 365(b)(1) of the Bankruptcy Code or otherwise to effectuate the assumption by the applicable Seller and assignment to the Buyer of the Transferred Contracts pursuant to the Bankruptcy Code.
“D&O Indemnified Party” shall have the meaning set forth in Section 5.19(a).
“D&O Runoff Policy” shall have the meaning set forth in Section 5.19(b).
“Deferred Payroll Tax Amount” means any deferred amounts owed or payable to Governmental Authorities by the Company for periods prior to the Closing Date in respect of the employer’s portion of Social Security taxes as permitted under Section 2302 of the CARES Act.
“DIP Credit Agreement” means that certain Debtor-in-Possession Credit Agreement, dated as of February 14, 2020, by and among RentPath, LLC, as Borrower, RentPath Holdings, Inc., as Holdings, the lenders party thereto, Royal Bank of Canada, as Administrative Agent, and RBC Capital Markets, as Lead Arranger and Bookrunner (as may be further amended, modified, supplemented or restated from time to time).
“DIP Financing” shall mean any debtor-in-possession financing arrangement to which any Seller is a party.
“Disclosure Statement” shall mean the disclosure statement related to the Plan, as the same may be supplemented, modified or amended.
“DOJ” shall mean the U.S. Department of Justice.

“Employee Benefit Plans” shall mean, collectively, each employment, consulting, executive compensation, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change-in-control, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), sponsored, maintained or contributed to or required to be contributed to by the Sellers or with respect to which Sellers have or would reasonably be expected to have Liability (contingent or otherwise).
“Employees” means all individuals, whether or not actively at work as of the date hereof, who are employed by the Sellers immediately prior to the Closing.
“Employee Termination Obligations” shall have the meaning set forth in clause (g) of the definition of “Assumed Liabilities”.
“Environmental Law” shall mean any Law relating to pollution or protection of human health or the environment or natural resources, including any Law relating to emissions, discharges, the Release of or exposure to any Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, handling, labeling or remediation of Hazardous Materials.
“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) that, together with the Sellers, would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.
“Escrow Agent” means Citibank N.A.
“Escrow Agreement” means that certain Escrow Agreement, dated as of the date hereof, by and among the Company, Buyer and Escrow Agent.
“Escrow Amount” means $60,800,000.
“Escrow Funds” shall have the meaning set forth in Section 2.04(b).
“Excluded Assets” means, without duplication, the following assets of the Sellers:

(a)other than of Reorganized RentPath, all organizational documents, qualifications to conduct business as a foreign entity, arrangements with registered agents to the extent relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates, and other similar documents, but only to the extent directly relating to the Sellers’ corporate or company organization and continued corporate or company existence;
(b)all capital stock or other equity interests of the Sellers or any of their Subsidiaries and any equity interests in any other Person owned or held by or for the benefit of any Seller;

(c)all cash, cash equivalents, marketable securities, bank deposits or similar cash items of the Sellers;

(d)all of the Sellers’ rights under this Agreement or any Related Agreement;

(e)all (i) books and records that Sellers are required by Law to retain or to the extent such books and records relate to Excluded Assets or Excluded Liabilities; provided, however, that the Buyer shall have the right to make copies of any portions of such retained books and records Related to the Business, Acquired Assets or Assumed Liabilities; (ii) documents relating to proposals to acquire the Business by Persons other than the Buyer; and (iii) personnel files for Employees who are not Transferred Employees;

(f)all Contracts and Leases other than the Transferred Contracts;

(g)all deposits, prepaid charges, expenses, advance payments, claims, refunds, rights of recovery, rights of set-off, rights of recoupment, charges, sums and fees paid in connection with or relating to any Excluded Assets and adequate assurance deposits posted in accordance with section 366 of the Bankruptcy Code, in each case to the extent relating to the Excluded Assets;

(h)(x) all privileged (including attorney-client privileged) communications to the extent relating to (A) the negotiation, documentation and consummation of the transactions contemplated by this Agreement or (B) any Excluded Assets or Excluded Liabilities, and (y) all communications, including privileged communications, relating to (A) any Action involving or otherwise affecting or relating to any Seller in connection with CoStar, including the CoStar Action, and (B) the negotiation, documentation and performance under the CoStar APA and the CoStar Transaction, including the process of obtaining regulatory approval for the CoStar Transaction;

(i)those items set forth on Schedule 1.01 under the heading “Excluded Assets”;

(j)any rebate, payment, reimbursement or refund relating to Taxes that are Excluded Liabilities;

(k)any financial derivatives or hedging instruments;

(l)Claims and rights to recover the portion of loss payable under any insurance policies in respect of any damage or loss to the extent relating to any Excluded Assets or Excluded Liabilities;

(m)all avoidance, fraudulent transfer, preference, or similar claims, causes of action, rights, or proceedings of any Seller, including, under chapter 5 of the Bankruptcy Code, the Uniform Fraudulent Transfer Act or the Uniform Fraudulent Conveyance Act enacted by any state, or any other similar state or Federal law other than such claims and causes of actions set forth in clause (m) of the definition of “Acquired Assets”;

(n)all Employee Benefit Plans other than Assumed Employee Plans; and

(o)all advance payments, claims, refunds, rights of recovery, rights of set-off, rights of recoupment, charges, sums and any other amounts received or recovered pursuant to or otherwise in connection with any Action involving a Seller relating to the period prior to the Closing Date, including the CoStar Action.

“Excluded Liabilities” means all Liabilities of the Sellers other than the Assumed Liabilities, including the following:

(a)all Liabilities arising out of or relating to the Excluded Assets;
(b)all Liabilities for any and all: (i) Taxes (A) of the Company or any Person that was a Subsidiary of the Company prior to the Closing or with respect to the Acquired Assets (including, for the avoidance of doubt, Taxes owed by the Company or any such Subsidiary as a member of an affiliated, consolidated, combined, unitary or other group for Tax purposes (but excluding any such group that includes Buyer or any Affiliate of Buyer (other than the Company or any Person that was a Subsidiary of the Company prior to the Closing)), as a transferee or successor (including as a result of the transactions contemplated by this Agreement), by Contract or pursuant to any Law for any Tax period (or portion thereof) ending as of the end of the Closing Date, determined as if the taxable year of the Company ended as of the end of the day on the Closing Date, and (B) imposed on or with respect to any Excluded Asset; or (ii) Transfer Taxes (such Taxes described in clauses (i) and (ii) collectively, “Excluded Taxes”); provided, however, that notwithstanding the foregoing, the following shall each be an Assumed Liability and not part of Excluded Taxes: (x) the Deferred Payroll Tax Amount; and (y) any Taxes resulting from an action or transaction caused by Buyer or its Affiliates (including Reorganized RentPath) outside the ordinary course of business on the Closing Date after the Closing that is not specifically contemplated pursuant to this Agreement;

(c)all Liabilities relating to amounts required to be paid by the Sellers hereunder;

(d)all Liabilities arising out of or relating to any Action;

(e)all Liabilities (including accounts payable) owed to (i) any equityholder or Affiliate of any Seller, or (ii) RentPath Gives Back Foundation, Inc., Providence Equity Partners L.L.C., TPG Global, LLC, any portfolio company of any private equity fund managed by Providence Equity Partners L.L.C. or TPG Global, LLC, or any Affiliate of any of the foregoing;

(f)all Liabilities relating to, resulting from or arising out of (i) the employment or performance of services, or termination of employment or services by the Sellers of any individual on or before the Closing Date, (ii) workers’ compensation claims against any Seller that relate to the period ending on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing, and (iii) any Employee Benefit Plan (in each case, other than any Employee Termination Obligations and Assumed Employee Plans);

(g)all Liabilities relating to, resulting from, or arising out of claims based on actual or alleged violations of Law (including any workers’ compensation claims, and any claims under any applicable Labor Laws or Environmental Laws), breach of contract, or any other actual or alleged failure of any Seller to perform any obligation (under any Law, Permit, Order or Contract), in each case relating to, resulting from or arising out of, (i) acts or omissions that have occurred, (ii) services performed or products sold, or (iii) Related to the Business, in each case prior to the Closing Date;

(h)all Confirmation Liabilities;

(i)all Specified Excluded Liabilities;

(j)all Liabilities related to or in respect of the CoStar APA or any of the transactions contemplated thereby, or the CoStar Action;

(k)any Liabilities related to or in respect of any of the D&O Indemnified Parties; and

(l)all Liabilities (other than those Liabilities set forth in clause (b) (but excluding the Specified Excluded Liabilities), clause (d)(i), clause (f) and clause (g) of the definition of “Assumed Liabilities”) relating to or arising out of the ownership or operation of the Business or any Acquired Asset or any Assumed Liability prior to the Closing Date.

“Excluded Taxes” shall have the meaning set forth in clause (b) of the definition of “Excluded Liabilities”.

“Exhibits” shall mean the exhibits to this Agreement.
“Extension Amount” shall have the meaning set forth in Section 7.02(b).
“Final Order” shall mean an order of the Bankruptcy Court or other court of competent jurisdiction as to which: (a) no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial, request for stay, motion or petition for reconsideration, application or request for review, or other similar motion, application, notice or request (collectively, a “Challenge”) has been timely filed, or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for further Challenge thereon; (b) the time for instituting or filing a Challenge shall have expired; and (c) no stay is in effect.
“Financial Statements” shall have the meaning set forth in Section 3.03.
“First-Lien Administrative Agent” means Royal Bank of Canada, in its capacity as administrative agent and collateral agent under the First-Lien Credit Agreement, and its successors and assigns.
“First-Lien Credit Agreement” means that certain First-Lien Credit Agreement, dated as of December 17, 2014 (as amended, restated, modified or supplemented from time to time), by and among, the Company, RentPath, LLC, as borrower, the First-Lien Administrative Agent, and the lenders party thereto.
“Fraud” means common law fraud under Delaware law by a Party based on a representation or warranty in Article III or Article IV.
“FTC” shall mean the U.S. Federal Trade Commission.
“Furnishings and Equipment” means all fixtures, trade fixtures and shelving owned by the Sellers and located at the Leased Real Property, including those items listed on Schedule 1.01 under the heading “Furnishings and Equipment”.
“GAAP” shall mean U.S. generally accepted accounting principles.
“Governmental Authority” shall have the meaning set forth in Section 3.05(a).
“Hazardous Materials” shall mean any chemical, pollutant, contaminant, waste, toxic substance, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, radon, lead or lead-containing materials, urea formaldehyde foam insulation, and per- and polyfluoroalkyl substances, and toxic or hazardous wastes, substances, materials or agents, including all substances defined as “Hazardous Substances,” “Pollutants,” or “Contaminants” or words of similar meaning and regulatory effect by a Governmental Authority or pursuant to, or otherwise regulated under, any Environmental Law or that are otherwise a danger to health, reproduction or the environment.
“HSR Act” shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder, as amended.
“Indebtedness” shall mean all Liabilities, including any Obligations related thereto, of a Person (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, debentures, bonds, letters of credit, bankers’ acceptances or similar instruments, (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), including under conditional sale, title retention or similar agreements or arrangements, (d) under, or in respect of, all capital leases of such Person, (e) for Contracts relating to interest rate or exchange rate protection, swaps, commodities, hedges, collars or other derivative or similar arrangements, (f) for any purchase money obligations, any synthetic lease obligations or any obligations of such Person in respect of off-balance-sheet agreements or transactions that are in the nature of, or in substitution of, financings, (g) for interest, penalties or collection costs in respect of any of the foregoing, and (h) in the nature of guarantees of the obligations or liabilities described in clauses (a) through (g) above of any other Person (including by way of agreement to purchase products or securities, to provide funds for payment, to maintain working capital or other balance sheet conditions, to provide security (or, pursuant to an existing right, to provide security at a later date) by a Lien on property of such Person, or otherwise to assure a creditor against loss).
“Intellectual Property” shall mean all intellectual property rights available (including with respect to Software and technology) in any jurisdiction throughout the world, including the following, whether registered or unregistered: (a) trademarks, service marks, logos, trade dress, domain names, uniform resource locators, social media identifiers and other designations of source or origin, including all good will associated with the foregoing (“Marks”); (b) copyrights, including all applications and registrations, Software, and published and unpublished works of authorship; (c) confidential and proprietary information, including trade secrets and know-how; (d) patents and patent applications, inventions and discoveries, whether patentable or not, registrations, invention disclosures and applications therefor, all provisionals, divisionals, continuations, continuations-in-part, reexaminations, reissues, extensions, substitutions, renewals, patents that issue from any of the foregoing and all equivalents or counterparts of the foregoing worldwide; (e) all rights to sue and recover damages for past, present and future infringement, misappropriation, dilution or other violation of any of the foregoing, all rights of priority resulting from or pertaining to any of the foregoing, and all other intellectual property rights arising out of or associated with any of the foregoing; and (f) all intellectual property rights in any of the foregoing provided by international treaties or conventions.
“Intentional Breach” shall have the meaning set forth in Section 6.04.
“IRS” means the United States Internal Revenue Service.
“knowledge of the Buyer” shall mean the actual knowledge of the persons listed on Schedule 1.01 under the heading “Knowledge of the Buyer”.
“knowledge of the Sellers” shall mean the actual knowledge of the persons listed on Schedule 1.01 under the heading “Knowledge of the Sellers”.
“Labor Laws” shall have the meaning set forth in Section 3.14(d).
“Latest Financial Statements” shall have the meaning set forth in Section 3.03.

“Laws” shall mean any federal, state, local or foreign law (including common law), statute, ordinance, code, resolution, ordinance, edict, decree, rule, interpretation, regulation or other legal requirement of any Governmental Authority.
“Leased Real Property” shall mean the real property leased, subleased, occupied or operated by the Sellers.
“Leases” shall have the meaning set forth in Section 3.13(b).
“Liability” means any debt, duty, liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether undisclosed, unmatured, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability) regardless of when arising, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“Liens” shall mean any lien, security interest, mortgage, deed of trust, pledge, hypothecation, right of use or possession, right of setoff, encroachment, easement, servitude, claim, charge, option, right of first refusal, security agreement, encroachment, preemptive right or other restriction or encumbrance of any kind or nature, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown (which, for the avoidance of doubt, shall not include any non-exclusive licenses of Intellectual Property granted in the ordinary course of business).
“Marks” shall have the meaning set forth in the definition of “Intellectual Property”.
“Material Adverse Effect” shall mean any event, occurrence, fact, condition, development or change that, individually or in the aggregate with all other events, occurrences, facts, conditions, developments or changes, results or would reasonably be expected to result in a material adverse effect on (a) the business, results of operations or condition (financial or otherwise) or assets of the Business, taken as a whole, or (b) the ability of the Sellers to consummate the transactions contemplated hereby, but, in the case of clause (a) only, excluding any such events, occurrences, facts, conditions, developments and changes to the extent resulting from or arising from (i) the execution of this Agreement, the filing of the Bankruptcy Cases, the consummation of the transactions contemplated by this Agreement or the announcement or pendency thereof (including the impact thereof on relationships, contractual or otherwise, with any customers, suppliers, vendors, distributors, partners, employees, other Persons with whom any Seller has a business relationship or Governmental Authorities), (ii) the Buyer’s announcement or other disclosure after the date hereof of its plans or intentions with respect to, other than consistent with Buyer’s past practices, the conduct of its business or the conduct of the Business (or any portion thereof after the Closing), (iii) changes in global or United States or foreign national or regional economic, financial, regulatory or geopolitical conditions or events, (iv) changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world, (v) changes or proposed changes in GAAP or any other generally accepted accounting principles applicable to the Business or changes or proposed changes in Law, (vi) changes in the general business or economic conditions affecting the industries or markets in which the Business operates, (vii) national or international disasters, calamities, emergencies or any military conflict, outbreak or escalation of hostilities or declared or undeclared war or act of foreign or domestic terrorism of any kind or any epidemic or pandemic (including COVID-19 or COVID-19 Measures), (viii) any action taken or omitted to be taken by, with the written consent of, or at the written request of, the Buyer, or (ix) any failure by the Sellers to meet internal or published budgets, metrics, projections, forecasts or estimates of the Sellers whether financial or nonfinancial, including by reason of any deterioration of the Business related to the pendency of the transactions contemplated herein or the Bankruptcy Cases (provided, however, that any event, occurrence, fact, condition, development or change that caused such failure to meet budgets, metrics, projections, forecasts or estimates shall not be excluded under this clause (ix)); provided however, that, with respect to a matter described in any of the foregoing clauses (iii) through (vii), such matter shall only be excluded to the extent such matter does not have a disproportionate effect on the Business, taken as a whole, relative to other comparable businesses operating in the same industry in which the Sellers operate (and then such matter shall be included only to the extent of such disproportionate impact).
“Material Contracts” shall have the meaning set forth in Section 3.11(a).
“Material Permits” shall have the meaning set forth in Section 3.08(b).
“No-Shop Period” shall have the meaning set forth in Section 5.20(a).
“Notice Date” shall have the meaning set forth in Section 7.02(b).
“Oak Valley L/C” means that certain Standby Letter of Credit No: 10010981, in the amount of $450,000, issued by the Royal Bank of Canada and dated as of February 20, 2020, by and between Oak Valley Owner LLC, as beneficiary, and RentPath LLC, as applicant.
“Obligations” shall mean, with respect to any Indebtedness, any principal, accrued but unpaid interest, breakage costs, penalties (including prepayment penalties), fees, costs and reimbursements payable under the documentation governing such Indebtedness.
“Offer Notice” shall have the meaning set forth in Section 5.10(b).
“Organizational Documents” shall have the meaning set forth in Section 5.19(b).
“Open Source Materials” means any Software that is licensed, distributed or conveyed under an agreement that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated or with which such Software is distributed or that is derived from such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as the agreement under which such Software is originally licensed; Open Source Materials includes

Software licensed under the GNU General Public License or GNU Lesser/Library GPL or any license listed at www.opensource.org.
“Order” shall have the meaning set forth in Section 3.06(a).
“Outside Date” shall have the meaning set forth in Section 7.02(b).
“Owned Software” shall have the meaning set forth in Section 3.16(g).
“Party” or “Parties” shall have the meanings set forth in the preamble hereto.
“Permits” means registrations, franchises, approvals, certificates, licenses, exemptions, authorizations, consents, accreditations and permits of or obtained from Governmental Authorities.
“Permitted Liens” shall mean: (a) mechanics’, carriers’, workmen’s, materialmen’s, repairmen’s or other similar Liens arising by operation of law in the ordinary course of business for amounts that are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings; (b) Liens for Taxes, assessments, or other governmental charges which are not due and payable; (c) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon; (d) matters that are disclosed on a survey or inspection of real property provided to the Buyer; (e) Liens arising under workmen’s compensation, unemployment insurance, social security, retirement and similar Laws in the ordinary course of business, other than as a result of a breach of such Laws; (f) Liens set forth on Schedule 1.01 under the heading “Permitted Liens”; and (g) for purposes of Article III as of the date hereof (and not, for the avoidance of doubt, Article III at Closing) and Section 5.01 only, Liens that have been removed at Closing, including (i) those arising pursuant to the DIP Credit Agreement, and (ii) by operation of the Plan or the Confirmation Order.
“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.
“Personal Information” shall mean in addition to any definition for any similar term (e.g., “personal information”, “personal data”, “personally identifiable information” or “PII”) provided by applicable Law, or by a Seller in any of its Privacy Policies or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identifiable individual, including (a) name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, (b) any data regarding an individual’s activities online or on a mobile device or application, and (c) Internet Protocol addresses, device identifies or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.
“Petition Date” means February 12, 2020.

“Plan” means the joint chapter 11 plan of reorganization of the Sellers, as the same may be modified, amended or supplemented, which shall be at least as favorable to the Buyer as the Plan confirmed by the Confirmation Order entered by the Bankruptcy Court at Docket No. 416, be consistent in all material respects with this Agreement, and be reasonably acceptable to the Buyer and the Sellers.
“Plan Effective Date” means the date on which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with the terms of the Plan.
“Plan Supplement” means a supplemental appendix to the Plan containing, among other things, forms of applicable documents, schedules, and exhibits to the Plan, which shall be consistent in all material respects with this Agreement and be reasonably acceptable to the Buyer and the Sellers.
“Pre-Closing Tax Estimate” shall have the meaning set forth in Section 5.09(f).
“Pre-Petition Contract” means any Contract or Lease entered into by the Sellers prior to the Petition Date.
“Privacy Law” shall mean: (a) all applicable Laws and contractual and fiduciary obligations related to data privacy, data protection, data security, data transfer and breach notification; (b) the Privacy Policies of the Sellers; (c) third party privacy policies that the Sellers have been or are contractually obligated to comply with; and (d) any rules of any applicable self-regulatory organizations in which any of the Sellers are a member and/or that any of the Sellers are or has been contractually obligated to comply with.
“Privacy Policy” shall mean any past or current publicly available privacy policy or terms of use, or other written policy of any Seller applicable to Personal Information processed in connection with the Business.
“Process” or “Processing” means, with respect to data, any operation(s) performed on Personal Information, including the use, collection, processing, storage, recording, organization, structuring, adaption, alteration, retrieval, consultation, disclosure by transmission or dissemination, scraping, restriction, erasure, destruction or combination of such Personal Information.
“Property Taxes” means any real or personal property Taxes or similar ad valorem obligations.
“Proposal” shall have the meaning set forth in Section 5.20(a).
“Purchase Price” shall have the meaning set forth in Section 2.04(a).
“Rejection Motions” shall have the meaning set forth in Section 5.06(a)(ii).

“Related Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Short Form IP Assignments, the Transition Services Agreement and any other agreements, instruments, exhibits, annexes, schedules or certificates contemplated hereby.
“Related Orders” shall have the meaning set forth in Section 5.06(a)(i).
“Related Parties” shall have the meaning set forth in Section 8.15.
“Related to the Business” means used, held for use in or intended to be used in or arising out of the ownership or operation of the Business by a Seller or, in the case of a Liability, to the extent accrued, reserved or incurred in connection with the operation of the Business by a Seller.
“Release” shall mean any actual or threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escaping, dumping, injection, abandonment, deposit, disposal, discharge, dispersal, migration or leaching of any Hazardous Materials into the environment, any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the indoor or outdoor ambient air.
“Reorganized Equity” shall have the meaning set forth in Section 2.08.
“Reorganized RentPath” means the Company, as reorganized under the Plan following the discharge provided by the Confirmation Order on or after the Plan Effective Date.
“Representatives” means, as to any Person, such Person’s Affiliates and its and their directors, officers, employees, agents, advisors, accountants, attorneys, representatives and financing sources (including financial advisors, counsel and accountants).
“Restraint” shall have the meaning set forth in Section 6.01(a).
“Retention Bonuses” shall have the meaning set forth in Section 5.11(h).
“RSA” means that certain agreement, dated as of February 11, 2020, by and between the Company, certain holders under the First-Lien Credit Agreement and Second-Lien Credit Agreement, Pittsburgh Holdings, L.P., and Regal Holdco LP (as may be amended, supplemented, or modified from time to time in accordance with the terms thereof).
“Sale Provisions” means those certain provisions included in the Confirmation Order and/or Plan, in each case, in form and substance reasonably acceptable to the Buyer and the Sellers, and consistent in all material respects with this Agreement that, among other things: (a) approves (i) this Agreement and the execution, delivery, and performance by the Sellers of this Agreement, the Related Agreements, and the other instruments and agreements contemplated hereby, (ii) the sale of the Acquired Assets to the Buyer free and clear of all Liens, Claims and interests to the maximum extent permitted by the Bankruptcy Code (other than any Permitted Liens), (iii) the assumption of the Assumed Liabilities by the Buyer on the terms set forth herein, and (iv) the assumption of and assignment to the Buyer of the Transferred Contracts on the terms set forth herein; (b) determines that the Buyer is a good faith purchaser within the meaning of the Bankruptcy Code, the consideration received by Sellers represents reasonably equivalent value in connection with the transactions contemplated in this Agreement, and Buyer has provided adequate assurance of future performance with respect to the Transferred Contracts; (c) provides that the Sellers and their Affiliates and the Buyer and its Affiliates release each other from all claims relating to, among other things, the negotiation, execution, and implementation of this Agreement, its termination in accordance with the terms hereof, and the transfer of rights to the Buyer and its Affiliates; (d) provides that Reorganized RentPath and the Buyer shall have no Liabilities with respect to any Confirmation Liabilities and all Persons holding Confirmation Liabilities are hereby forever barred, estopped and permanently enjoined from asserting any Confirmation Liabilities against Reorganized RentPath or the Buyer, as applicable, and/or any of their respective property or the Acquired Assets; and (e) otherwise are necessary to effectuate the transactions contemplated by this Agreement (including, for the avoidance of doubt, any provisions relating to (i) the discharge of claims against the Company and/or Reorganized RentPath, and (ii) the operation of Reorganized RentPath after the Plan Effective Date).
“Scheduled Intellectual Property” shall have the meaning set forth in Section 3.16(a).
“Schedules” shall mean the schedules to this Agreement, including the disclosure schedules delivered by the Sellers to the Buyer concurrently with the execution and delivery of this Agreement.
“Scheduling Motion” shall mean a motion seeking entry of the Scheduling Order, which shall be reasonably acceptable to the Buyer and the Sellers.
“Scheduling Order” means the order of the Bankruptcy Court approving the Scheduling Motion, which shall be reasonably acceptable to the Buyer and the Sellers, and (i) approving assumption and assignment procedures consistent with this Agreement, (ii) scheduling a hearing to consider approval of this Agreement and confirmation of an amended Plan pursuant to which this Agreement shall be consummated, and (iii) approving the Termination Fee and Expense Amounts provisions of Section 7.03(b), and authorizing the Sellers to undertake actions necessary to release the Escrow Funds in accordance with this Agreement.
“Second-Lien Administrative Agent” means Wilmington Savings Fund Society, FSB.
“Second-Lien Credit Agreement” means that certain Second-Lien Credit Agreement, dated as of December 17, 2014 (as amended, restated, modified or supplemented from time to time), by and among, the Company, RentPath, LLC, as borrower, the Second-Lien Administrative Agent, and the lenders party thereto.
“Second Request” means a request for additional information or documents or a comparable request in the form of compulsory process from a Governmental Authority including a subpoena duces tecum and/or civil investigative demand.
“Security Breach” shall have the meaning set forth in Section 3.16(k).
“Seller” or “Sellers” shall have the meanings set forth in the preamble hereto. For the avoidance doubt, Reorganized RentPath shall not be a Seller for purposes of this Agreement.

“Seller Data” shall have the meaning set forth in the definition of “Acquired Assets”.
“Seller Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any Seller.
“Seller Related Party” shall mean any Related Party of any Seller.
“Short Form IP Assignments” shall have the meaning set forth in Section 2.05(a)(iii).
“Software” shall mean all computer software, programs (including any and all software implementation of algorithms, software as a service, Open Source Materials, models and methodologies whether in source code or object code), databases and computations in any form, including all versions, updates, corrections, enhancements, replacements and modifications of the foregoing and all documentation (including user manuals and training materials) relating to any of the foregoing.
“Specified Excluded Liabilities” shall have the meaning set forth in clause (b) of the definition of “Assumed Liabilities”.
“Stock Transaction” shall have the meaning set forth in Section 2.08.
“Straddle Period” shall have the meaning set forth in Section 5.09(b).
“Subsidiary” of any Person shall mean any other Person of which such first Person (either alone or with any other Subsidiary) owns or controls, directly or indirectly stock, other securities or other equity interests (a) having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person, or (b) representing more than 50% of the outstanding stock, other securities or other equity interests of such Person.
“Tax Claim” shall have the meaning set forth in Section 5.09(d).
“Tax Law” shall mean any Law relating to Taxes.
“Tax Return” shall mean any return, declaration, report, information return or other similar document, including any schedule or attachment thereto or amendment thereof, filed or required to be filed with, or supplied or required to be supplied to, any Governmental Authority with respect to Taxes.
“Taxes” shall mean (a) any federal, state, local or foreign tax, assessment, fee, duty, levy or other charge of any kind whatsoever of any Governmental Authority whether or not disputed (including any income, franchise, branch profits, gross receipts, capital gains, license, value-added, sales, use, real or personal property, transfer, payroll, employment, social security (or similar), excise, environmental, customs duties, stamp, registration, alternative and add-on minimum tax, goods and services, harmonized sales, provincial sales, escheat and unclaimed property obligations, ad valorem, net worth, capital stock, profits, unemployment, disability, occupation, estimated, premium, windfall profits, production, business and occupation, fuel or withholding tax), (b) any fine, penalty, interest, additional taxes or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Authority and (c) any liability in respect of any items described in clauses (a) or (b) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.
“Termination Fee and Expenses Amounts” shall have the meaning set forth in Section 7.03(b).
“Third-Party Intellectual Property Licenses” shall mean Contracts under which the Sellers receive any license rights or non-assertion rights under or with respect to any Intellectual Property from any Person other than another Seller, excluding licenses for Commercial Software.
“Transfer Taxes” shall have the meaning set forth in Section 5.09(a).
“Transferred Contracts” shall have the meaning set forth in the definition of “Acquired Assets”.
“Transferred Employees” shall have the meaning set forth in Section 5.10(b).
“Transition Services Agreement” shall have the meaning set forth in Section 2.05(a)(iv).
“Treasury Regulations” means the Treasury Regulation promulgated under the Code.
“Unlisted Contract” shall have the meaning set forth in Section 2.07(a).
“Wind Down Co.” means, among other things, a corporation, limited liability company, or a liquidating trust for the purpose of winding down the Bankruptcy Cases, which, for the avoidance of doubt, (a) may be one or more of the Subsidiaries of the Company after the Plan Effective Date, but (b) shall not be Reorganized RentPath.
SECTION 1.02.    Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
ARTICLE II
PURCHASE AND SALE

SECTION 2.01.    Purchase and Sale of the Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement and the Confirmation Order, at the Closing, the Buyer will purchase from the Sellers, and the Sellers will sell, transfer, assign, convey and deliver to the Buyer, all of the Acquired Assets, free and clear of all Liens, Claims and interests to the maximum extent permitted by the Bankruptcy Code (other than Permitted Liens). Nothing contained herein shall be deemed to sell, transfer, assign, or convey any Excluded Assets to Buyer, and Sellers retain all right, title, and interest in, to, and under the Excluded Assets.

SECTION 2.02.    Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement and the Confirmation Order, effective as of the Closing, as partial consideration for the Acquired Assets, the Buyer shall assume the Assumed Liabilities.
SECTION 2.03.    Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York at 10:00 a.m. (Eastern time) on (a) the second (2nd) Business Day following the satisfaction or, to the extent permitted, waiver of the conditions set forth in Article VI (other than those conditions that require delivery of a document or certificate or the taking of an action at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing), or (b) such other date or at such other time or place as the Company and the Buyer may mutually agree in writing. The date on which the Closing occurs is called the “Closing Date”.
SECTION 2.04.    Consideration; Deposit; Escrow Amount.
(a)The aggregate consideration for the Acquired Assets shall be (i) an amount in cash equal to $608,000,000 (the “Purchase Price”), and (ii) the assumption of the Assumed Liabilities.
(b)Upon the execution of this Agreement (or on the first Business Day thereafter, if such execution occurs after business hours), pursuant to the terms of the Escrow Agreement, the Buyer shall deposit (or cause to be deposited) the Escrow Amount with the Escrow Agent to be held pursuant to the terms of the Escrow Agreement. Such amount delivered to the Escrow Agent, together with any investment proceeds thereon, and subject to any reduction for distributions made pursuant to the terms of the Escrow Agreement, are referred to herein, collectively, as the “Escrow Funds”. The Escrow Funds shall be distributed as follows:

(i)if the Closing shall occur, the Escrow Funds shall be paid to the Sellers and applied towards the Purchase Price payable by the Buyer to the Sellers under Section 2.05(b)(i);
(ii)if this Agreement is terminated by the Sellers pursuant to Section 7.02(e), the Sellers and the Buyer shall deliver a joint written instruction to the Escrow Agent within two (2) Business Days after such termination instructing the Escrow Agent to release the Escrow Funds to the Sellers within three (3) Business Days after delivery of such joint written instruction; or

(iii)if this Agreement is terminated for any reason other than by the Sellers pursuant to Section 7.02(e), the Sellers and the Buyer shall deliver a joint written instruction to the Escrow Agent within two (2) Business Days after such termination instructing the Escrow Agent to release the Escrow Funds to the Buyer within three (3) Business Days after delivery of such joint written instruction.

SECTION 2.05.    Closing Payments and Deliveries.

(a)At the Closing, the Sellers will deliver or cause to be delivered to the Buyer the following:
(i)a duly executed Bill of Sale substantially in the form of Exhibit B (the “Bill of Sale”);
(ii)a duly executed Assignment and Assumption Agreement substantially in the form of Exhibit C (the “Assignment and Assumption Agreement”);
(iii)duly executed short form Intellectual Property assignment agreements with respect to the Scheduled Intellectual Property substantially in the form of Exhibit D (the “Short Form IP Assignments”);
(iv)a duly executed Transition Services Agreement substantially in the form of Exhibit E (the “Transition Services Agreement”);
(v)a duly executed certificate from an officer of the Sellers to the effect that each of the conditions specified in Section 6.02(a) and Section 6.02(b) is satisfied;
(vi)joint written instructions to the Escrow Agent to disburse the entirety of the Escrow Funds to Sellers in accordance with this Agreement and the Escrow Agreement;
(vii)(A) releases of all Liens of the type set forth on Schedule 2.05(a)(vii); and (B) authorizations to file UCC-3 termination statement releases in all applicable jurisdictions to evidence such releases;
(viii)a copy of the Confirmation Order entered by the Bankruptcy Court, which is materially consistent with this Agreement;
(ix)such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer in form reasonably satisfactory to the Parties, as Buyer may reasonably request to vest in the Buyer all the right, title and interest of such Seller in, to or under any or all the Acquired Assets; and
(x)the following additional deliverables: (A) to the extent requested by Buyer, duly executed resignations effective as of the Closing Date, of all officers (and solely with respect to such officers, their offices, but not, for the avoidance of doubt, their employment) directors and managers (or persons performing similar functions) of Reorganized RentPath, (B) duly executed copies of the agreements, instruments, certificates and other documents entered into in connection with Section 5.13, and (C) to the extent the Reorganized Equity is required to be certificated, certificates evidencing the issuance of the Reorganized Equity, duly endorsed in blank or accompanied by stock powers duly executed in blank or other duly executed instruments of issuance, conveyance or transfer sufficient to validly transfer title in and to the Reorganized Equity to Buyer.

(b)At the Closing, the Buyer will deliver or cause to be delivered to the Company the following:
(i)the Purchase Price (less the Escrow Funds), by wire transfer of immediately available funds, to an account or accounts as directed by the Sellers;
(ii)the Bill of Sale duly executed by the Buyer;
(iii)the Assignment and Assumption Agreement duly executed by the Buyer;
(iv)the Transition Services Agreement duly executed by the Buyer;
(v)a duly executed certificate from an officer of the Buyer to the effect that each of the conditions specified in Section 6.03(a) and Section 6.03(b) is satisfied; and
(vi)joint written instructions to the Escrow Agent to disburse the entirety of the Escrow Funds to the Company in accordance with this Agreement and the Escrow Agreement.
SECTION 2.06.    Withholding Rights. Notwithstanding anything to the contrary in this Agreement, the Buyer and its Affiliates (including, after the Closing, Reorganized RentPath) will be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts as the Buyer or its Affiliates are required to deduct and withhold with respect to any such deliveries and payments under applicable Law; provided, however, that if any of the Buyer or its Affiliates determines that any applicable Law requires any deduction or withholding from any such deliveries or payments, the Buyer or such Affiliate, as applicable, shall use commercially reasonable efforts to provide notice to the Party receiving such delivery or payment no later than five (5) Business Days prior to the date of such delivery or payment and shall reasonably cooperate with such receiving Party in securing any available reduction or exemption from such deduction or withholding. To the extent that amounts are so withheld, they will be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.
SECTION 2.07.    Transferred Contracts.
(a)Schedule 1.01 sets forth a complete list of all Transferred Contracts that the Buyer intends to assume at Closing. As promptly as reasonably practicable following the date hereof, Sellers will provide Buyer with a list of any Contract (other than any Employee Benefit Plan disclosed on the Schedules) or Lease that is material to the Business not listed on Schedule 1.01 as of the date hereof, including any Contract (other than any Employee Benefit Plan disclosed on the Schedules) or Lease that is material to the Business entered into following the date hereof (each, an “Unlisted Contract”), together with a copy of such Contract or Lease.

(b)At any time prior to the date that is twenty-eight (28) days prior to the Confirmation Hearing (or, in the case of an Unlisted Contract, any applicable deadline set forth in the Confirmation Order), the Buyer will have the right (exercisable in the Buyer’s sole discretion), but not the obligation, to provide written notice to the Sellers of Buyer’s election to designate a Contract or Lease, in each case, Related to the Business, not designated as a Transferred Contract as a Transferred Contract, and upon such designation such Transferred Contract will constitute an Acquired Asset and such Transferred Contract will be conveyed to Buyer under, and in accordance with the terms of, this Agreement at Closing (and, if applicable, will cease to constitute an Excluded Asset); provided, that until five (5) days prior to the anticipated Closing Date, solely with respect to Contracts other than Pre-Petition Contracts, the Buyer will have the right, to provide written notice to the Sellers of Buyer’s election to designate a Contract or Lease Related to the Business not previously designated as a Transferred Contract as a Transferred Contract, and upon such designation such Transferred Contract will constitute an Acquired Asset and such Transferred Contract will be conveyed to Buyer under, and in accordance with the terms of, this Agreement (and, if applicable, will cease to constitute an Excluded Asset); provided, further, that until seven (7) days prior to the anticipated Closing, Buyer shall have the right to change the designation of a Contract and such Contract will not be conveyed or constitute an Acquired Asset.
(c)To the extent Buyer makes a valid designation with respect to any Contracts or Leases pursuant to Section 2.07(b), the applicable Exhibits and Schedules to this Agreement will be deemed to have automatically been updated (without action of any Party or Person) to reflect such designation.
(d)If Buyer exercises its rights in Section 2.07(b) to designate a Contract or Lease as a Transferred Contract, then the Parties acknowledge and agree that there will be no reduction in, or increase to, the Purchase Price as a result of such designation or change in designation; provided, however, that such designation may increase or decrease (as applicable) the extent of the Assumed Liabilities, Acquired Assets and/or Excluded Assets.

(e)If Buyer exercises its rights in Section 2.07(b) to designate a Contract or Lease that is a Pre-Petition Contract as a Transferred Contract, then (i) Buyer will promptly take such actions as are reasonably requested by the Sellers to assist in obtaining a finding of adequate assurance of future performance as required under the Bankruptcy Code with respect to each such Transferred Contract, and (ii) Sellers will promptly deliver, to the applicable third party to such Contract, information evidencing Buyer’s adequate assurance of future performance.

(f)The Sellers will use commercially reasonable efforts to timely file all pleadings with the Bankruptcy Court as are necessary or appropriate to secure entry of the Confirmation Order effecting the sale of the Acquired Assets free and clear of Liens, Claims and interests to the maximum extent permitted by the Bankruptcy Code (other than Permitted Liens).

(g)At the Closing and pursuant to section 365 of the Bankruptcy Code, the Sellers will assume the Transferred Contracts (to the extent not previously assumed) and assign the Transferred Contracts to the Buyer (through Reorganized RentPath). The Cure Costs necessary to permit the assumption and assignment of the Transferred Contracts as contemplated herein will be paid at the Closing by the Sellers; provided, however, that, solely to the extent any such Cure Costs remain disputed as of the Closing Date, the Sellers shall pay such Cure Costs as and when finally determined by the Bankruptcy Court pursuant to the procedures set forth in the Confirmation Order.

SECTION 2.08.    Transaction Structure. Pursuant to and in accordance with this Section 2.08 and Section 5.13, the Buyer will consummate the transactions contemplated by this Agreement by acquiring all of the newly issued shares of Reorganized RentPath (the “Reorganized Equity”) free and clear of all Liens, Claims and interests (other than Permitted Liens) pursuant to and in accordance with the terms and conditions set forth in the Plan and the Confirmation Order (the “Stock Transaction”), as specifically set forth in Exhibit F, instead of directly effectuating the sales, transfers, assignments, conveyances, deliveries and assumptions set forth in Section 2.01 and Section 2.02; provided, however, that the Buyer shall acquire the Reorganized Equity free and clear of all Liens, Claims and interests (other than Permitted Liens) only after (a) all of the existing equity, all rights to equity and all rights to acquire equity of the Company are cancelled, (b) the discharge, release and/or exculpation (and injunction) of all Excluded Liabilities and Liens (other than Permitted Liens) on the Acquired Assets pursuant to the Plan and Confirmation Order, and (c) the transfer, assumption and assignment of all Excluded Assets (including the equity in Subsidiaries of the Company and any other equity interests held by the Company in other Persons) and Excluded Liabilities to Wind Down Co., as provided in the Plan and Confirmation Order, such that immediately prior to the Buyer acquiring the Reorganized Equity, the only assets and liabilities held by Reorganized RentPath shall be the Acquired Assets and Assumed Liabilities. The consideration payable by the Buyer in respect of the Stock Transaction shall be the Purchase Price, and for the avoidance of doubt, all cash consideration paid by the Buyer to satisfy the Purchase Price under this Agreement shall be paid to an account designated by the Sellers or Wind Down Co., as applicable. Wind Down Co. shall take all steps required by the Plan and Confirmation Order with respect to the Excluded Liabilities pursuant to and in accordance with the Plan and the Confirmation Order. All of the terms set forth in this Agreement shall be applicable and fully enforceable with respect to such Stock Transaction in a manner that gives effect to the transactions contemplated by this Section 2.08.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Contemporaneously with the execution and delivery of this Agreement, the Sellers are delivering to the Buyer the Schedules with numbered sections corresponding to the relevant sections in this Agreement. Any exception, qualification, limitation, document or other item described in any provision, subprovision, section, or subsection of any schedule of the Schedules with respect to a particular representation or warranty contained in this Agreement shall be deemed to be an exception or qualification with respect to all other representations and warranties contained in this Agreement to the extent that it is reasonably apparent on its face that such exception, qualification, limitation, document or other item is applicable to such other representations and warranties. Nothing in the Schedules, in and of itself, shall broaden the scope of any representation or warranty of the Sellers contained in this Agreement. Neither the specification of any dollar amount in any representation or warranty contained in this Article III nor the inclusion of any information in the Schedules shall be deemed to (x) imply that such amount, or higher or lower amounts, are or are not material, or (y) be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Sellers, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business (except in each case to the extent responsive to a representation). Subject to the foregoing, except as disclosed in the Schedules, the Sellers hereby represent and warrant to the Buyer, as of the date hereof and as of the Closing Date (except where such representation and warranty speaks only as of an earlier date, in which case as of such earlier date), as follows:
SECTION 3.01.    Organization and Qualification; Subsidiaries.
(a)Each Seller is duly organized, validly existing and in good standing (to the extent applicable) under the laws of the state of its formation, incorporation or equivalent, and has, subject to the necessary authorization from the Bankruptcy Court, all requisite organizational power and authority to own, lease and operate its properties and assets now owned, operated or leased by it and to conduct its business as it is currently being conducted. Each Seller is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification necessary, except where the failure to be so qualified or in good standing would not result in material Liabilities to such Seller. None of the Sellers own, directly or indirectly, any equity interests of any Person other than equity interests of another Seller.
(b)The Company or another Seller has made available to the Buyer true and complete copies of the certificate of incorporation and bylaws (or equivalent organizational and governing documents) of each Seller as currently in effect.

(c)As of the Closing, (i) the equity interests of Reorganized RentPath will have been duly authorized and validly issued, fully paid and nonassessable and free and clear of any Liens and will not have been issued in violation of any applicable Law or right of any Person, including any preemptive rights or other restriction pursuant to any Contract or otherwise, (ii) there will be no options, warrants or rights of conversion, exercise, exchange or other similar rights, Contracts or other agreements, arrangements or commitments obligating Reorganized RentPath to repurchase, redeem, acquire, issue or sell any securities, including any equity interests or any phantom equity rights, preferred interests or securities convertible or exercisable into or exchangeable for any other securities or equity interests, and (iii) there will be no voting trusts, equityholder agreements, proxies or other arrangements or agreements in effect with respect to the voting or transfer of the equity interests of Reorganized RentPath.
SECTION 3.02.    Authority/Binding Effect.

(a)Subject to the Bankruptcy Court’s entry of the Confirmation Order and any Related Order authorizing the Closing of the transactions contemplated hereby in accordance with this Agreement, each Seller has all requisite organizational power and organizational authority to execute and deliver this Agreement and the Related Agreements to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
(b)Subject to the Bankruptcy Court’s entry of the Confirmation Order, the execution, delivery and performance of this Agreement and the Related Agreements by each Seller party thereto, and the consummation of the transactions contemplated hereby and thereby by such Seller, have been duly authorized by all necessary organizational action on the part of such Seller, and no other organizational action on the part of such Seller is required to authorize the execution, delivery and performance hereof and thereof, and the consummation of the transactions contemplated hereby and thereby by such Seller.

(c)This Agreement has been, and the Related Agreements will be, duly executed and delivered by each Seller party hereto and thereto and, assuming that this Agreement has been, and the Related Agreements will be, duly authorized, executed and delivered by the other Parties and subject to the Bankruptcy Court’s entry of the Confirmation Order and any other Related Order, constitute the valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 3.03.    Financial Statements.
(a)Attached hereto as Schedule 3.03 are true, correct, and complete copies of (i) the audited consolidated balance sheet, as of December 31, 2019, of the Company and its Subsidiaries and the audited consolidated statements of earnings and cash flows and changes in stockholders’ equity of the Company and its Subsidiaries, together with the notes thereto, for the fiscal year ended December 31, 2019 (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet, as of December 31, 2020, of the Company and its Subsidiaries, and the unaudited consolidated statements of earnings and cash flows and changes in stockholders’ equity of the Company and its Subsidiaries for the twelve (12)-month period then ended (such statements and notes, the “Latest Financial Statements”, and together with Audited Financial Statements, the “Financial Statements”).
(b)The Financial Statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the date thereof, and the consolidated statements of earnings and cash flows and changes in stockholders’ equity of the Company and its Subsidiaries, for the periods set forth therein. Each of the Financial Statements has been prepared in accordance with GAAP, consistently applied, except as otherwise noted therein, and subject, in the case of the Latest Financial Statements, to normal year-end adjustments which are not, individually or in the aggregate, material and the absence of footnote disclosures. The Financial Statements are based upon and consistent, in all material respects, with the books and records of the Sellers. Sellers maintain a standard system of accounting for the Business established and administered in accordance with GAAP as applied to the Financial Statements consistent with past practice.
SECTION 3.04.    Absence of Certain Changes or Events.
(a)Except for the transactions contemplated hereby, since the date of the Latest Financial Statements, the Company and its Subsidiaries have conducted the Business in the ordinary course of business. Except for the transactions contemplated hereby, since the date of the Latest Financial Statements and prior to the date of this Agreement, no Seller has taken any action that, if taken during the period from the date of this Agreement through the Closing without the Buyer’s consent, would constitute a breach of Section 5.01.
(b)Since the date of the Latest Financial Statements, there has not been any event, occurrence, condition, development, change, circumstance or state of facts that has had or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05.    Consents and Approvals/No Violation.
(a)The execution and delivery of this Agreement by each Seller does not, and the execution and delivery of the Related Agreements by each Seller party thereto will not, and the performance by such Seller of this Agreement and the Related Agreements to which such Seller is party and the consummation of the transactions contemplated hereby and thereby will not, require such Seller to obtain any consent, approval, authorization or permit of, or to make any declaration, filing with or notification to (collectively, “Consents”), any federal, state or local court, tribunal, legislature, executive or regulatory authority, agency, department, organization or commission, or other governmental entity, authority or instrumentality, whether domestic or foreign or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority or any arbitrator (each, a “Governmental Authority”) or other third party (other than any such Consent that may be required from such other third party under any Contract that is not a Material Contract), except (i) for compliance with the applicable requirements, if any, of the HSR Act and any other Antitrust Laws, (ii) as required or pursuant to the Bankruptcy Code, the Confirmation Order and any other Related Order, or (iii) for those Consents, the failure of which to be obtained or made has not been and would not reasonably be expected to be materially adverse to the Sellers, taken as a whole. The Buyer acknowledges that no Seller shall be deemed in breach of this Section 3.05(a) as a result of the breach of Section 4.03 by the Buyer.
(b)The execution and delivery of this Agreement by such Seller does not, and the execution and delivery of the Related Agreements to which such Seller is party will not, and the performance of this Agreement and such Related Agreements by such Seller and the consummation of the transactions contemplated hereby and thereby by such Seller will not, (i) conflict with or violate the organizational documents of such Seller, (ii) assuming compliance with the matters referred to in Section 3.05(a), conflict with or violate any Law or Order applicable to such Seller, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, any Material Contract to which such Seller is a party or by or to which such Seller is bound or subject, except (A) in each case, as set forth on Schedule 3.05(b), and (B) in the case of clause (ii) and clause (iii) above, for such conflicts, violations, breaches or defaults that have not been and would not reasonably be expected to be materially adverse to the Sellers, taken as a whole.

SECTION 3.06.    Absence of Actions.
(a)(i) There is no, and since January 1, 2018 there has been no Action pending or, to the knowledge of the Sellers, threatened in writing against any Seller or affecting any of the Acquired Assets, any of the Assumed Liabilities or the Business, and (ii) no Seller is a party to or subject to, or in default under, any judgment, writ, injunction, stipulation, determination, award, order or decree of any Governmental Authority (“Order”) that, in the case of each of clauses (i) and (ii) above, has resulted in or would reasonably be expected to result in a material Liability of the Sellers, taken as a whole.
(b)There is no, and since January 1, 2018, there has been no, Action pending or threatened by any Seller against any other Person.

SECTION 3.07.    Affiliate Transactions. None of (A) the current or former officers, directors, members, partners, managers, stockholders and other equityholders of any Seller or any Person who beneficially owns or has owned one percent (1%) or more of the equity of any Seller or any of their immediate family members or Affiliates, and (B)  RentPath Gives Back Foundation, Inc., Providence Equity Partners L.L.C., TPG Global, LLC, any portfolio company of any private equity fund managed by Providence Equity Partners L.L.C. or TPG Global, LLC and any Affiliate of any of the foregoing (other than any Subsidiary of the Company) is a party to any Contract (other than Employee Benefit Plans) with or binding upon any Seller or has any interest in any Acquired Asset or has engaged in any transaction with any Seller within the past thirty-six (36) months.
SECTION 3.08.    Permits/Compliance with Laws.
(a)Each Seller is in compliance in all material respects, and since January 1, 2018 has been in compliance in all material respects, with all Material Permits and all Laws applicable to the Business. No Seller nor, to the knowledge of the Sellers, any of its officers, directors members, partners, managers, stockholders and other equityholders has, since January 1, 2018, received any notice, Order, complaint, claim, investigation or other written communication from any Governmental Authority or any other Person regarding any actual or alleged material violation of any Law or Order applicable to it.
(b)(i) Each Seller possesses, and since January 1, 2018 has possessed, all material Permits (collectively, the “Material Permits”) required under applicable Laws to conduct and operate the Business as currently being conducted and to lease and own its properties and assets and (ii) all such Material Permits are in full force and effect.

SECTION 3.09.    No Undisclosed Liabilities. Except (a) to the extent reflected in or reserved against in the Financial Statements, (b) for current liabilities incurred in the ordinary course of business since the date of the Latest Financial Statements, (c) for liabilities incurred under, or contemplated by, this Agreement or incurred in connection with the transactions contemplated hereby (excluding, for the avoidance of doubt, liabilities resulting from the breach of this Agreement by the Sellers), or (d) as has not been, and would not reasonably be expected to be material to the Sellers, taken as a whole, no Seller has any Liabilities.
SECTION 3.10.    Employee Benefit Plans/ERISA.
(a)Schedule 3.10(a) sets forth a true and complete list of each material Employee Benefit Plan (provided, that, Schedule 3.10(a) shall be deemed to include any Employee Benefit Plan that is first entered into or becomes effective following the date hereof and prior to the Closing Date if such Employee Benefit Plan is permitted to be entered into or become effective under Section 5.01(b)). With respect to each material Employee Benefit Plan, the Sellers have made available to the Buyer true and complete copies of each of the following documents, as applicable: (i) a copy of the Employee Benefit Plan (including all amendments thereto), (ii) a copy of the most recent annual report required under ERISA or the Code, (iii) a copy of the most recent summary plan description required under ERISA, (iv) if the Employee Benefit Plan is funded through a trust or any third-party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto), and (v) the most recent IRS determination, advisory, or opinion letter.
(b)Each Employee Benefit Plan was established and has been administered, in all material respects, in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code. Each Employee Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code has received, is covered by or has applied for a favorable determination letter from the IRS or utilizes a prototype or volume submitter plan document that is the subject of a favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan document and nothing has occurred that would reasonably be expected to result in the loss of such qualification.
(c)None of the Sellers or any of their respective ERISA Affiliates has in the past six (6) years sponsored, maintained, contributed to, been obligated to contribute to or had any Liability (contingent or otherwise) in respect of (i) any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA or (ii) a “multiemployer plan,” as defined in Section 3(37) of ERISA. None of the Employee Benefit Plans provide for post-employment life or health insurance benefits or coverage for any current or former employee or individual consultant or any beneficiary thereof, except (i) as may be required by applicable Law, including, Part 6 of the Subtitle B of Title I of ERISA, Section 4980B of the Code and similar state Laws, (ii) coverage through the end of the month of termination of employment or service, (iii) disability benefits attributable to disabilities occurring at or prior to termination of employment or service, and (iv) conversion rights at the sole expense of the converting individual. With respect to each group health plan benefiting any current or former employee of the Sellers or any ERISA Affiliate that is subject to Section 4980B of the Code, the Sellers and each ERISA

Affiliate has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(d)There are no pending or, to the knowledge of the Sellers, threatened in writing or anticipated Actions or audits by any Governmental Authority with respect to any Employee Benefit Plan, by any employee or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine benefit claims, administrative appeals of such claims and domestic relations order proceedings), which would reasonably be expected to result in a material Liability of the Sellers, taken as a whole.
(e)Except as set forth in this Agreement or as set forth on Schedule 3.10(e), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or together with any other event which standing alone would not by itself trigger such entitlement or acceleration) will or would reasonably be expected to (i) entitle any current or former director, officer, employee or individual consultant of any Seller to severance pay or any other compensatory payment from such Seller or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due any current or former director, officer, employee or individual consultant of such Seller.
(f)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or together with any other event) will or would reasonably be expected to cause any amount to be nondeductible under Section 280G of the Code or subject to an excise tax under Section 4999 of the Code.

SECTION 3.11.    Material Contracts.
(a)Schedule 3.11(a) sets forth a list of all Material Contracts. As used in this Agreement, “Material Contracts” means all Leases, all Contracts listed on Schedule 3.16(b) and, other than the RSA, the DIP Credit Agreement, the Credit Bid APA and the CoStar APA, all Contracts of the following types to which any Seller is a party, or to the Knowledge of Seller, by which any Seller, the Business or any of the Acquired Assets is bound or to which any of the Assumed Liabilities relates:
(i)any Contract that (A) contains a non-competition covenant that precludes any Seller from operating in any line of business or in any geographic location or during any period of time, or (B) prohibits any Seller from soliciting or hiring any Person (except for, in the case of this clause (B), Contracts with customers entered into in the ordinary course of business that contain mutual non-solicitation or non-hire restrictions);
(ii)any Contract that creates, governs or controls any joint venture, partnership or limited liability company or other similar Contract for any similar venture or partnership or that involves the sharing of profits;
(iii)any indenture, loan or credit agreement or other Contract for or under which Indebtedness is incurred or granting to any Person any Liens (other than Permitted Liens);

(iv)any consulting agreement, employment agreement, independent contractor agreement or temporary staffing agreement that provides for annual base compensation exceeding $150,000 per year and which cannot be terminated by any Seller without penalty or breach on notice of ninety (90) days or less;
(v)any collective bargaining agreement with any labor union or other collective bargaining representative;
(vi)any Contract that grants a third party any license rights or non-assertion rights under or with respect to any Seller Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business);
(vii)any Contract that (A) has a term exceeding one (1) year and is not cancelable by a Seller on notice of ninety (90) or fewer days without any termination payment by such Seller, and (B) pursuant to which any Seller paid or received in excess of $500,000 for the twelve (12)-month period ended December 31, 2020;
(viii)any Contract for the sale of any of the assets or equity of any Seller (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $1,000,000 pursuant to which any Seller has continuing obligations that are material (other than (A) any Contract that is solely among the Sellers, and (B) any Contract for the sale of obsolete or unused inventory, equipment, or similar assets);
(ix)any Contract with respect to the acquisition by any Seller of any Person (whether by merger, sale of stock, sale of assets or otherwise), any business or division of any Person or any material properties or assets of another Person, in each case, pursuant to which any Seller has (A) continuing obligations that are, individually or in the aggregate, material, or (B) any “earn-out” or similar contingent purchase price payment obligations (other than, in each case, any Contract that is among the Sellers);
(x)any Contract that contains exclusivity provisions, provides for minimum volume requirements, minimum purchase requirements or similar requirements or requires any Seller to provide “most favored status” (or similar status) to any other Person;
(xi)any Contract involving any resolution or settlement of any actual or threatened action or proceeding involving any Seller with outstanding payment obligations of a Seller in excess of $250,000 or any material ongoing requirements or restrictions on any Seller;
(xii)any Contract that results in a Person holding a power of attorney from any Seller;
(xiii)any Contract for capital expenditures or the acquisition or construction of fixed assets, in each case, in excess of $250,000;

(xiv)any guarantee of the payment of any Person, or act as a surety, or other agreement to be contingently or secondarily liable for the obligations of any Person other than the endorsement of checks in the ordinary course of business;
(xv)Contracts with the top ten (10) suppliers or vendors of the Business by dollar volume of purchases for the twelve (12) months ended December 31, 2020; and
(xvi)any sole source supply Contract for the purchase of goods or services that are otherwise not generally available and that are used in connection with the Business.
(b)The Sellers have made true and complete copies of each written Material Contract available to the Buyer and has furnished the Buyer with a true, complete and correct summary of all oral Material Contracts. Each Material Contract is a valid and binding agreement of the Sellers, enforceable against the Sellers, and, to the knowledge of the Sellers, the counterparties thereto, in each case in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The consummation of the transactions contemplated by this Agreement will not result in (i) a default or an event of default under any Material Contract, or (ii) any counterparty to a Material Contract having a right to terminate, accelerate or assert any other similar right with respect to, such Material Contract pursuant to the express terms of such Material Contract. No Seller is, or has received any written notice since September 30, 2019 that it or any other party is, in default under, any Material Contract. There has not occurred any event that with the lapse of time or the giving of notice or both would constitute a default under any Material Contract. Since September 30, 2019 no Seller has received any written notice from any party to any Material Contract that such party intends to terminate or not renew such Material Contract.
(c)The CoStar APA has been terminated. The Credit Bid APA shall have been terminated effective as of the Closing.
SECTION 3.12.    Environmental Matters.
(a)Each Seller has been, since January 1, 2011, and to the knowledge of the Sellers, prior to January 1, 2011, in compliance with all applicable Environmental Laws in all material respects (which compliance includes, but is not limited to, the possession by such Seller of all Material Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof).
(b)Since January 1, 2011, and to the knowledge of the Sellers, prior to January 1, 2011, there has been no Action or, to the knowledge of the Sellers, any investigation pursuant to any Environmental Law pending or, to the knowledge of the Sellers, threatened against (i) any Seller, or (ii) any Leased Real Property, or real property or facility owned or, to the knowledge of the Sellers, previously owned, leased, subleased, occupied or operated by any

Seller, and no Seller is a party to or subject to, or in default under, any Order issued pursuant to an Environmental Law.
(c)Since January 1, 2011, and to the knowledge of the Sellers, prior to January 1, 2011, no Seller has received any written notice (i) of potential liability under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or any other Environmental Law or (ii) alleging that any Seller has any Liability for any offsite locations where it has stored, disposed or arranged for the disposal of Hazardous Materials that remains unresolved.
(d)There are no Hazardous Materials present in the environment associated with the Leased Real Property or, any real property or facility owned or, to the knowledge of the Sellers, previously owned, leased, subleased, occupied or operated by any Seller or otherwise with regard to the Business or Acquired Assets that require remedial action by the Sellers or a site assessment for Hazardous Materials pursuant to any applicable Environmental Law.
(e)The Sellers have made available to the Buyer true and complete copies of all material environmental studies, assessments, reports, investigations and other material information dated after January 1, 2014 in their possession or control relating to environmental matters.
(f)To the knowledge of the Sellers, no Seller has retained or assumed by Contract, any Liabilities of third parties under Environmental Law.
SECTION 3.13.    Real Property.
(a)No Seller owns or, except as set forth in Schedule 3.13(a), has, since January 1, 2011, owned, any real property.
(b)Schedule 3.13(b) sets forth a list of all leases, together with any other subleases and similar agreements under which the Sellers lease, use or occupy or have the right to use or occupy any real property (the “Leases”). Sellers have provided Buyer with true and complete copies of the Leases (including all amendments or supplements thereto). Each Lease is the valid and binding obligation of the Seller party thereto, enforceable in accordance with its terms subject to proper authorization and execution of such Lease by the other party thereto and the Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies, and no Seller party thereto nor, to the knowledge of the Sellers, any other party to such Lease is in default under such Lease except for those defaults that will be cured in accordance with the Confirmation Order or waived in accordance with section 365 of the Bankruptcy Code (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Leases).
SECTION 3.14.    Labor Matters.

(a)No Seller is or has, since January 1, 2011, been a party to any collective bargaining agreement or similar agreement with any labor organization or employee association.
(b)No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and, to the knowledge of the Sellers, no such grievance or arbitration proceeding is threatened which has had, or if adversely determined would reasonably be expected, individually or in the aggregate, to result in a material Liability of the Sellers.
(c)Since January 1, 2018, there has been no actual, and to the knowledge of the Sellers, threatened or anticipated (i) labor dispute between any Seller and any labor organization, or any strike, concerted slowdown, jurisdictional dispute, concerted work stoppage or other similar organized labor activity involving any employee of the Sellers or affecting the Sellers that would reasonably be expected, individually or in the aggregate, to result in a material Liability of the Sellers, or (ii) union organizing, or election activity involving, any employee of the Sellers.
(d)Each Seller is, and has been since January 1, 2018, in compliance in all respects with all applicable federal, state and local Laws regarding labor, employment and employment practices, conditions of employment, occupational safety and health, and wages and hours, including any bargaining or other obligations under the National Labor Relations Act (collectively, “Labor Laws”), except for such instances of noncompliance which have not had, and would not reasonably be expected, individually or in the aggregate, to result in a material Liability of the Sellers.
(e)The census provided by the Sellers to the Buyer in the electronic data room established by the Sellers in connection with the transactions contemplated hereby is true and complete and includes the following information for each employee engaged by a Seller as of the date of this Agreement, as applicable: title; location; date of hire; exempt or non-exempt status; employment status (i.e., full time, temporary, leased); current annual base salary or hourly wage rate (or other compensation); target bonus or target commission for the current year; base compensation, bonus or commission compensation; total compensation for the prior year; employee unique identifier; department; division; key employee retention plan eligibility; immigration sponsorship and current visa status.
(f)The census provided by the Sellers to the Buyer in the electronic data room established by the Sellers in connection with the transactions contemplated hereby is true and complete and includes the following information for each individual independent contractor engaged by a Seller as of the date of this Agreement, as applicable: title; hourly wage rate; financial year 2020 spend; and function.
SECTION 3.15.    Insurance. Schedule 3.15 sets forth a true and complete list of the insurance policies maintained by each Seller that cover (or relate to) the Business, the Purchased Assets and/or the Assumed Liabilities. All insurance policies of the Sellers are in full force and effect, and no Seller is in breach in any material respect of any such insurance policies. No written notice of default or termination has been received by the Sellers in respect of any such insurance policy, Sellers have provided notice under each such insurance policy of all applicable occurrences, suits, claims and circumstances of which they are aware, and all premiums due on such insurance policies have been paid.
SECTION 3.16.    Intellectual Property.
(a)Schedule 3.16(a) contains a true and complete list of all Seller Intellectual Property that is registered, filed or issued under the authority of any Governmental Authority or with any domain name registrar, and all applications for Seller Intellectual Property (collectively, the “Scheduled Intellectual Property”) and including in each case, as applicable, the owner of record, jurisdiction in which each such item has been issued or filed, registration number and application number, and, with respect to each domain name, the registrant. All Scheduled Intellectual Property has been properly made and filed, and all annuity, maintenance, renewal and other fees relating to such registrations or applications are current as of the date hereof.
(b)Schedule 3.16(b) separately contains a true and complete list of (i) all Third-Party Intellectual Property Licenses, and (ii) all Contracts under which the Sellers have licensed to other Persons (other than a Seller) the right to use any Seller Intellectual Property (other than non-exclusive licenses granted to customers in the ordinary course of business). No Seller is as of the date hereof, or has since January 1, 2018, received any written notice that it or any other party is, in default under any of the Contracts set forth on Schedule 3.16(b). There has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any of the Contracts set forth on Schedule 3.16(b). Each of the Contracts set forth on Schedule 3.16(b) is a valid and binding agreement of one or more of the Sellers, enforceable against such Seller or Sellers and against the counterparties thereto, in each case in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(c)The Sellers are the sole and exclusive owner of all right, title and interest in and to all of the material Intellectual Property owned or purported to be owned by such Person, including any material Intellectual Property developed for the Sellers by employees or other Persons (including consultants or contractors) who performed work by or on behalf of the Sellers. The Sellers either own or have a right to use all of the Intellectual Property used by such Persons in their respective businesses as currently conducted free and clear of any and all Liens, except for and subject to Permitted Liens. The Sellers have made commercially reasonable efforts to maintain and protect the Seller Intellectual Property, and all Seller Intellectual Property is, to the knowledge of the Sellers, valid and enforceable, and has been duly maintained and is in full force and effect. The Seller Intellectual Property owned by the Sellers and the Intellectual Property licensed pursuant to the Third-Party Intellectual Property Licenses comprises all of the Intellectual Property necessary and sufficient to enable the Sellers to conduct the Business in the manner currently conducted, except for Commercial Software.

(d)To the knowledge of the Sellers, no Person is infringing upon, misappropriating or violating any Seller Intellectual Property and since January 1, 2018, no such claims have been made against any Person by the Sellers.
(e)The conduct of the Business and the use of Intellectual Property in the Businesses does not infringe upon, misappropriate or violate the Intellectual Property of any Person and, since January 1, 2018, has not infringed upon, misappropriated or violated the Intellectual Property of any Person. Since January 1, 2018, no Seller has received any written notice or threat from any Person and there is no pending or, to the knowledge of the Sellers, threatened Action to which any Seller is a party asserting in writing that any Seller’s use of any Intellectual Property infringes upon, misappropriates or violates the Intellectual Property of any Person.
(f)The Sellers have taken commercially reasonable steps to protect and preserve the confidentiality of all trade secrets and other proprietary or confidential information owned by the Sellers and material to the conduct of the Business. No such trade secret or proprietary information has been authorized for disclosure or, to the knowledge of the Sellers, has been actually disclosed to any third party other than pursuant to a valid written confidentiality or non-disclosure agreement restricting the disclosure and use thereof.
(g)No source code of any Software owned or purported to be owned by any Sellers (“Owned Software”) has been licensed or otherwise provided to any Person other than to consultants, contractors and other Persons performing work on behalf of the Sellers who are bound by written agreements restricting the disclosure and use of such source code. No Seller has disclosed or delivered to any escrow agent or any other Person (other than the consultants, contractors and Persons described in the previous sentence) any of the source code of any Owned Software, and no such Persons have the right, contingent or otherwise, to obtain access to any such source code.
(h)No Seller has (i) distributed any Open Source Materials in conjunction with or for use with any Owned Software, or (ii) used any Open Source Materials in any manner that, in each case (i) and (ii), obligates any Seller to disclose, make available, offer or deliver any Owned Software to any third Person. No Seller has used any Open Source Materials in any manner that: (A) transfers the rights of ownership in any Owned Software or Intellectual Property rights therein to any third Person; (B) limits any Seller’s freedom of action with respect to the use or distribution of any Owned Software; or (C) requires any Seller to permit any third Person to reverse engineer or replace portions of any Owned Software.
(i)The computer systems, networks, Software, databases, websites and related equipment currently used in the conduct of the business of the Sellers are adequate and sufficient for the normal conduct of the Business and have not suffered any material malfunctions, failures, outages or security breaches since January 1, 2018.
(j)Since January 1, 2018, the Sellers have complied in all material respects with all applicable Privacy Laws relating to Personal Information. Since January 1, 2018, the Sellers have complied in all material respects with their respective Privacy Policies, and no

Privacy Policy has been materially inaccurate, misleading or deceptive in violation of any applicable Laws and each Seller is in compliance in all material respects with its respective Privacy Policies. The Sellers are not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Buyer from receiving, accessing, storing or using Personal Information in the manner in which any of the Sellers received, accessed, stored and used such Personal Information prior to the Closing. The execution, delivery and performance of this Agreement complies in all material respects with the Sellers’ Privacy Policies and applicable Privacy Laws.
(k)To the knowledge of the Sellers, no Person has gained unauthorized access to, acquired, or engaged in unauthorized Processing of (i) any Personal Information or Seller Data held by the Sellers, or (ii) any databases, computers, servers, storage media (e.g., backup tapes), network devices, or other devices or systems that Process Personal Information or Seller Data related to the Business and owned or maintained by the Sellers or any other Persons on Sellers’ behalf (a “Security Breach”) and the Sellers have no reason to suspect a Security Breach has occurred. Since January 1, 2018, the Sellers have used commercially reasonable controls, technologies, processes, and practices to prevent and remediate Security Breaches and, to the knowledge of the Sellers, all vendors that Process Personal Information or Seller Data on behalf of the Sellers have reasonable controls, technologies, processes and practices in place to prevent and remediate Security Breaches, and all such vendors are subject to binding written agreements with the Sellers that obligate such vendors to do so. The Sellers have maintained in place in connection with the Business commercially reasonable security measures, controls, technologies, polices and safeguards sufficient to comply with applicable Privacy Laws and Contracts and require the same of Sellers’ vendors that Process Personal Information. The Sellers maintain disaster recovery and business continuity plans, procedures and facilities in connection with the Business that are commercially reasonable and that satisfy, in all material respects, the Sellers’ contractual and legal obligations with respect to the Business.
(l)The Sellers Process Personal Information only as is necessary for them to operate the Business and in compliance with Privacy Laws, and Sellers have deleted or anonymized any Personal Information that is no longer used in their business, subject to bona fide retention policies and requirements under applicable Laws. The Sellers have complied with all lawful requests by Persons seeking to enforce their rights under Privacy Laws, including any request for access to Personal Information, the cessation of specified Processing activities or the rectification or erasure of any Personal Information.
(m)The Sellers engage in limited activities that may be construed as “sales” of Personal Information as defined in the California Consumer Privacy Act of 2018, as amended. The Sellers have disclosed such activities and provided mechanisms by which California consumers may “opt out” of such activities, in each case in material compliance with the California Consumer Privacy Act.
(n)To the knowledge of the Sellers, (i) the Owned Software and other Software used in the Business are free from any material defect or bug, or material programming, design or documentation error, and (ii) none of the Owned Software or other Software used in the Business constitutes or contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “corruptant,” “worm,” “malware,” “spyware,” or “trackware” (as such terms are commonly understood in the Software industry) or any other code designed or intended to have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer, tablet computer, handheld device or other device used in the Business; or (ii) damaging or destroying any data or file used in the Business without a user’s consent.
SECTION 3.17.    Taxes.
(a)Each Seller has (i) timely filed or caused to be timely filed with the appropriate Governmental Authorities all income, franchise, and other material Tax Returns required to be filed by it or any of its Subsidiaries (taking into account any validly obtained extension of time within which to file) and all such Tax Returns are true and correct in all material respects and (ii) timely paid or caused to be paid all material amounts of Taxes required to be paid by it or any of its Subsidiaries to the appropriate Governmental Authority, including all material Taxes required to be withheld, deducted or collected and paid over to a Governmental Authority in connection with amounts paid or owing to any employee, independent contractor, supplier, vendor, customer or other Person. The Sellers and their Subsidiaries have collected all material amounts of sales, use and value added Taxes required to be collected and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, and with respect to any sales that were exempt from sales and use Taxes, the Sellers and their Subsidiaries have received and retained appropriate Tax exemption certificates and other documentation qualifying any such sale as exempt from sales and use Taxes. Schedule 3.17(a) sets forth each jurisdiction in which the Sellers and their Subsidiaries file any Tax Return.
(b)(i) No federal, state, local or foreign Action has been commenced or is presently pending with regard to any Taxes or Tax Returns of any Seller or any Subsidiary of any Seller, (ii) no written notification has been received by any Seller or any Subsidiary of any Seller that any such Action has been proposed or threatened, (iii) no deficiency for any amount of Tax has been asserted or assessed in writing by a Governmental Authority against any Seller or any Subsidiary of any Seller that has not been paid, settled, withdrawn or otherwise resolved in full and (iv) no written claim or nexus inquiry has been made by a Governmental Authority in a jurisdiction in which any Seller or any Subsidiary of any Seller does not file a Tax Return or pay Taxes such that any Seller or any Subsidiary of any Seller is or may be subject to taxation by, or that any Seller or any Subsidiary of any Seller has or may have a duty to collect and pay over Taxes to, such jurisdiction.
(c)(i) There are no Liens for Taxes on any of the Acquired Assets other than Permitted Liens, (ii) none of the Acquired Assets is stock, a partnership interest or other equity interests for federal income Tax purposes, (iii) no Seller or Subsidiary of any Seller owns or, since January 1, 2011, has owned stock or other equity interests in any Person that was a “controlled foreign corporation” or “passive foreign investment company” within the meanings of Sections 957 and 1297, respectively, of the Code, (iv) no Seller or any Subsidiary of any

Seller has any outstanding requests for any Tax ruling from any Governmental Authority, and has ever received a Tax ruling with respect to periods after January 1, 2011, (v) no Seller or any Subsidiary of any Seller has entered into any agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes that has not expired (other than as a consequence of extensions to file Tax Returns obtained in the ordinary course of business), and (vi) no Seller or Subsidiary of any Seller is party to (A) any Tax sharing, Tax allocation or Tax indemnity or other similar agreement or arrangement, (B) any closing agreement described in Section 7121 of the Code or any similar agreement or arrangement under applicable state, local or foreign Tax Laws, or (C) any Contract with any Governmental Authority providing for Tax abatement, Tax reduction, Tax exemption, payment in lieu of Taxes or other similar agreement, in each case of clauses (A) through (C), which Contract was entered into after January 1, 2011.
(d)There is no excess loss account within the meaning of Treasury Regulations Section 1.1502-19 (or any similar item for applicable state, local, or foreign Tax purposes) in the stock of any Seller or any Subsidiary of any Seller, and no income, gain, loss, or deduction on any transaction between or among any Seller or any Subsidiary of any Seller has been deferred under Treasury Regulations Section 1.1502-13. All intercompany transactions between or among any Seller or any Subsidiary of any Seller have been conducted in substantial compliance in all material respects with the principles of Section 482 of the Code (or similar provision of state, local or non-U.S. Law) and other applicable Tax rules relating to transfer pricing.
(e)Schedule 3.17(e) sets forth the U.S. federal income Tax classification of the Sellers and their Subsidiaries and no entity classification election on IRS Form 8832 or otherwise pursuant to Treasury Regulations Section 301.7701-3 (or applicable state or local Law) has been filed or submitted by or with respect to any Seller or any Subsidiary of any Seller since January 1, 2011.
(f)Except as disclosed on Schedule 3.17(f), immediately prior to the transactions contemplated by this Agreement, no Seller or Subsidiary of any Seller has undergone an “ownership change” within the meaning of Section 382 of the Code since January 1, 2011. The “section 382 limitation” (including any amount of unused limitation) within the meaning of Section 382 of the Code with respect to any ownership change disclosed on Schedule 3.17(f) is also disclosed on Schedule 3.17(f).
(g)The U.S. federal net operating loss carryforward and disallowed business interest carryforward for the Company and its Subsidiaries as of December 31, 2019 are not less than $490,000,000 and $80,000,000, respectively, and it is expected, based on the Company’s good-faith estimates, that the amount of such carryforwards after the Closing Date after taking into account the consequences of the transactions contemplated by this Agreement and the discharge of Indebtedness pursuant to the Plan will not be, less than $55,000,000 and $130,000,000, respectively.
(h)With respect to periods after January 1, 2011, except with respect to the Excluded Assets, no Seller or Subsidiary of any Seller has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported to be or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(i)No Seller or Subsidiary of any Seller (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or non-U.S. Law) filing a consolidated U.S. federal income Tax Return (other than any group the common parent of which was the Company) with respect to periods after January 1, 2011, or (ii) has any liability for the Taxes of any Person (other than any member of the group the common parent of which is the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor.
(j)No Seller or Subsidiary of any Seller has entered into or participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of state, local or non-U.S. Law).
(k)No Seller or Subsidiary of any Seller will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) any change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date; (ii) any installment sale or open transaction made prior to the Closing; (iii) any prepaid amount or advance payments received or deferred revenue received or accrued prior to the Closing; or (iv) any election under Section 108(i) of the Code made prior to the Closing. No Seller or Subsidiary of any Seller is required to make, or has requested, any material adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Law) by reason of a change in accounting method, and a Governmental Authority has not initiated or proposed any such material adjustment or change in accounting method.
(l)Each of the Sellers and their Subsidiaries is and has always been a resident for Tax purposes solely in its country of incorporation, and is not subject to Tax in any jurisdiction other than its country of incorporation, by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction or by virtue of exercising management and control in such jurisdiction.
SECTION 3.18.    Title to Acquired Assets; Company Activities.
(a)Other than the real property subject to the Leases, the Sellers own and have good and valid title to each of the Acquired Assets, and the Buyer will be vested with good title to such Acquired Assets, free and clear of all Liens, other than Permitted Liens, to the fullest extent permissible under Sections 1123 and 1141 of the Bankruptcy Code.
(b) Except as set forth on Schedule 3.18(b), the Company (i) conducts no business, and (ii) neither holds nor owns any assets or properties other than immaterial assets or properties.

SECTION 3.19.    Brokers. Except as set forth on Schedule 3.19, no investment banker, broker or finder retained by or on behalf of the Sellers is entitled to receive any commission, brokerage, finder’s fee or other similar compensation from any Seller in connection with the consummation of the transactions contemplated by this Agreement.
SECTION 3.20.    Sufficiency. Subject to (a) any Contracts not being included as Transferred Contracts (and the resulting effects on Acquired Assets, Assumed Liabilities, Excluded Assets, Excluded Liabilities or the Business) (i) pursuant to Section 2.07, or (ii) as determined by the Sellers prior to the Closing at the written direction of the Buyer or with the written consent of the Buyer, and (b) any actions taken by the Buyer after the Closing, the Acquired Assets constitute all assets, properties, rights, privileges and interests of whatever kind or nature, real or personal or mixed, tangible or intangible used or necessary to (x) conduct in all material respects the Business as currently conducted by the Sellers, and (y) perform in all material respects the obligations that are required to be performed under the Transferred Contracts.
SECTION 3.21.    Receivables. The receivables of the Company (including accounts receivable, loans receivable and advances) which are reflected in the Financial Statements have or will have arisen only from bona fide transactions in the ordinary course of business consistent with past practice. The Company has no knowledge of any facts or circumstances generally (other than general economic conditions) which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor (if any) set forth in the Financial Statements. There has not been any material adverse change in the collectability of such receivables during the past twelve months. Schedule 3.21 sets forth a list of all receivables which are more than 60 days past due and of all receivables classified as doubtful accounts.
SECTION 3.22.    RentPath Gives Back Foundation, Inc. Except as set forth on Schedule 3.22, RentPath Gives Back Foundation, Inc. (a) conducts no business, and (b) neither holds nor owns any assets or properties.
SECTION 3.23.    No Other Representations and Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, AS QUALIFIED BY THE SCHEDULES, AND IN THE RELATED AGREEMENTS, (a) NO SELLER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING THE SELLERS, AND (b) THE SELLERS HEREBY DISCLAIM ANY SUCH EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
EXCEPT IN EACH CASE AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE III, AS QUALIFIED BY THE SCHEDULES, AND IN THE RELATED AGREEMENTS, (i) NONE OF THE SELLERS NOR ANY SELLER RELATED PARTY OR ANY OTHER PERSON HAS MADE OR IS MAKING AN EXPRESS

OR IMPLIED REPRESENTATION OR WARRANTY AS TO, AND THE BUYER SHALL ACQUIRE THE BUSINESS AND THE ACQUIRED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO, MERCHANTABILITY, QUALITY, QUANTITY OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ACQUIRED ASSETS, AND (ii) THE BUYER SHALL ACQUIRE THE BUSINESS AND THE ACQUIRED ASSETS ON AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS.
NOTWITHSTANDING ANYTHING TO THE CONTRARY, NEITHER THE SELLERS NOR ANY OTHER PERSON SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WITH RESPECT TO, EXCEPT AS EXPRESSLY COVERED BY A SPECIFIC REPRESENTATION AND WARRANTY CONTAINED IN THIS ARTICLE III OR IN ANY RELATED AGREEMENT (I) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO THE BUYER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS OF FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF ANY SELLER OR THE GROUP AS A WHOLE, OR (II) ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO THE BUYER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE SELLERS.

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, NOTHING IN THIS SECTION 3.23 SHALL RESTRICT THE BUYER’S ABILITY TO BRING ANY CLAIM FOR FRAUD.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date (except where such representation and warranty speaks only as of an earlier date, in which case as of such earlier date), as follows:
SECTION 4.01.    Organization. The Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is currently being conducted. The Buyer is duly qualified and in good standing to do business as a foreign entity in each jurisdiction in which the nature of its business or the ownership, leasing and operation of its properties or assets makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to (i) have a material adverse effect on its ability to consummate the transactions contemplated hereby, or (ii) cause a material delay in its ability to consummate the transactions contemplated hereby (clauses (i) and (ii) collectively, a “Buyer Material Adverse Effect”).
SECTION 4.02.    Authority/Binding Effect. The Buyer has all requisite corporate or similar power and corporate authority to execute and deliver this Agreement and the Related

Agreements to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

The execution, delivery and performance of this Agreement and the Related Agreements to which the Buyer is party, in each case by the Buyer, and the consummation of the transactions contemplated hereby and thereby by the Buyer, have been duly authorized by all necessary corporate or similar action on the part of the Buyer, and no other action, corporate or otherwise, on the part of the Buyer or its stockholders or equityholders is required to authorize the execution, delivery and performance hereof or thereof, and the consummation of the transactions contemplated hereby or thereby by the Buyer.
This Agreement has been, and the Related Agreements to which the Buyer is party will be, duly executed and delivered by the Buyer and, assuming that this Agreement has been, and the Related Agreements will be, duly authorized, executed and delivered by the Sellers, constitute the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
SECTION 4.03.    Consents and Approvals/No Violation.
(a)Assuming the truth and accuracy of the representations and warranties set forth in Section 3.05, the execution and delivery of this Agreement and the Related Agreements to which the Buyer is party, in each case by the Buyer does not, and the performance by the Buyer of this Agreement and the Related Agreements to which the Buyer is party and the consummation of the transactions contemplated hereby and thereby by the Buyer will not require the Buyer to obtain any Consent, except for compliance with the applicable requirements, if any, of the HSR Act.
(b)The execution and delivery of this Agreement by the Buyer does not, and the execution and delivery of the Related Agreements to which the Buyer is party will not, and the performance of this Agreement and such Related Agreements by the Buyer and the consummation of the transactions contemplated hereby and thereby by the Buyer will not, (i) conflict with or violate, in any respect, the certificate of incorporation or bylaws (or equivalent organization and governing documents) of the Buyer, (ii) assuming compliance with the matters referred to in Section 4.03(a), conflict with or violate any Law or Order applicable to the Buyer, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, any material Contract or Material Permit to which the Buyer is a party or by or to which the Buyer is bound or subject, except in the case of clauses (ii) and (iii) above, for such conflicts, violations, breaches or defaults that would not reasonably be expected to have a Buyer Material Adverse Effect.
SECTION 4.04.    Absence of Actions. There is no Action pending or, to the knowledge of the Buyer, threatened in writing against the Buyer or any of its Affiliates which, if adversely determined, would reasonably be expected to have a Buyer Material Adverse Effect.

Neither the Buyer nor any of its Affiliates is a party to or subject to, or in default under, any Order that would reasonably be expected to have a Buyer Material Adverse Effect.
SECTION 4.05.    Financing. At the Closing, the Buyer will have sufficient cash and other assets to fully discharge all of its obligations under this Agreement, including to pay in full all amounts contemplated by Section 2.04. The obligations of the Buyer under this Agreement are not subject to any conditions regarding the Buyer’s or its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement.
SECTION 4.06.    Buyer Activities. The Buyer has not (a) engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby, or (b) incurred any liabilities other than in connection with its formation and the transactions contemplated hereby.
SECTION 4.07.    Brokers. Except as set forth on Schedule 4.07, no investment banker, broker or finder retained by or authorized to act on behalf of the Buyer is entitled to receive any commission, brokerage, finder’s fee or other compensation or payments from the Buyer or its Affiliates in connection with the consummation of the transactions contemplated by this Agreement.
SECTION 4.08.    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, AS QUALIFIED BY THE SCHEDULES, AND IN THE RELATED AGREEMENTS, NEITHER THE BUYER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES REGARDING THE BUYER, AND THE BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
NOTWITHSTANDING ANYTHING TO THE CONTRARY, NEITHER THE BUYER NOR ANY OTHER PERSON SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY, EXCEPT AS EXPRESSLY COVERED BY A SPECIFIC REPRESENTATION AND WARRANTY CONTAINED IN THIS ARTICLE IV OR IN ANY RELATED AGREEMENT.

NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, NOTHING IN THIS SECTION 4.08 SHALL RESTRICT ANY SELLER’S ABILITY TO BRING ANY CLAIM FOR FRAUD.
ARTICLE V
COVENANTS

SECTION 5.01.    Conduct of Business. Except (1) as set forth on Schedule 5.01, (2) as prohibited or required by Law or Order, including by Order of the Bankruptcy Court, (3)

as required or expressly permitted or expressly contemplated by this Agreement, the Plan or the Confirmation Order (including Section 2.08), or (4) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, taking into account the pendency of the Bankruptcy Cases, the Sellers shall conduct the Business in the ordinary course of business and use commercially reasonable efforts to (x) maintain the Acquired Assets in their current condition (subject to ordinary wear and tear, as applicable), and (y) preserve the operations, organization, business relationships (including with material customers and suppliers, and employees, consultants, licensors and others having material business relationships with the Business) and goodwill of the Business. Without limiting the generality of the foregoing, and except (I) as set forth on Schedule 5.01, (II) as required by Law or Order, including by Order of the Bankruptcy Court, or (III) as required or expressly contemplated by this Agreement (including Section 2.08), during the period from the date of this Agreement through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, no Seller shall (or permit any of its Subsidiaries to), without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned):
(a)(i) sell, lease, transfer, license, sublicense, abandon or otherwise dispose of any Acquired Assets other than (A) sales, leases, licenses, sublicenses, abandonments, transfers or dispositions by one Seller to another, or of obsolete or unsalable inventory or immaterial equipment or immaterial assets in the ordinary course of business, or (B) non-exclusive licenses granted in the ordinary course of business; or (ii) subject any Acquired Asset material to the Business or the Reorganized Equity to any Liens other than (A) any Permitted Liens, (B) in connection with the creation, incurrence, assumption or guarantee of any indebtedness for borrowed money to be repaid at or prior to Closing, and (C) any Liens granted by a Seller in favor of another Seller that will be released and discharged at or prior to the Closing;
(b)(i) except as required by the terms of any Employee Benefit Plan as in effect on the date hereof, (A) establish, adopt, enter into, amend in any material respect or terminate any Employee Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Benefit Plan if it were in existence as of the date of this Agreement; (B) grant any equity or equity-based awards; (C) increase the amount of or otherwise grant any increase in the compensation or benefits of any of the Sellers’ officers, directors, employees or other individual service providers, other than increases in compensation and benefits which in the aggregate do not exceed three percent (3.0%) of the Company’s overall compensation expense on an annual basis; (D) grant any bonuses to any of the Sellers’ officers, directors, employees or other individual service providers whose annual base salary is in excess of $200,000; (E) grant any bonuses to any of the Sellers’ officers, directors, employees or other individual service providers whose annual base salary is equal to or less than $200,000 from and after the date that the aggregate amount of such bonuses previously granted exceeds $1,000,000; (ii) grant any additional rights to severance or termination pay to any current or former officers, directors, employees or other individual service providers; (iii) take any action to accelerate the vesting or payment of any compensation for the benefit of any current or former officer, director, employee or independent service provider; or (iv) hire more than 15 new employees whose annual base salary is in excess of $125,000 to the extent any such hires is not in the ordinary course of business;

(c)acquire, purchase, lease or license any material portion of the assets of any Person or any business organization or division (regardless of the form in which any such transaction may occur), other than acquisitions or purchases by a Seller of another Seller;

(d)(i) settle or compromise any Tax liability; (ii) make, change or revoke any material election with respect to its Taxes (including any IRS Form 8832 or any other entity classification election); (iii) change (or request to any Governmental Authority to change) any annual Tax accounting period or any method of accounting for Tax purposes or other purposes; (iv) file any Tax Return other than in the ordinary course of business or file any amended Tax Return; (v) enter into or apply for any “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) with, or submit or apply for any Tax ruling from, any Governmental Authority; (vi) surrender any claim for a refund of Taxes; or (vii) consent to any extensions or waiver of the limitations period applicable to any Tax claim or assessment (other than as a consequence of extensions to file Tax Returns obtained in the ordinary course of business);

(e)enter into any Contract that would be a Material Contract if in effect on the date hereof or amend or terminate (other than in respect of a material breach by a counterparty thereto) any Material Contract or incur any Indebtedness other than in each case (i) in the ordinary course of business, (ii) the renewal, replacement or extension of existing Material Contracts, or (iii) in connection with the creation, incurrence, assumption or guarantee of any indebtedness for borrowed money to be repaid at or prior to Closing;

(f)pay, discharge, settle or compromise (or offer to settle or compromise) any pending or threatened Action which (i) requires payment by any Seller (exclusive of Sellers’ attorney’s fees) in excess of $1,000,000 in the aggregate, (ii) obligates any Seller in a manner other than the requiring the payment of money or imposes any material restriction on the ownership or operation of the Business, or (iii) does not result in a full release for the benefit of any Seller of the claims giving rise to such Action and all Liabilities arising thereunder;

(g)accelerate the collection of or discount any accounts receivable or delay the payment of accounts payable;

(h)form, incorporate or establish a new entity or issue or sell any additional equity interests in any Seller, or securities convertible or exercisable into or exchangeable for such equity interests (other than, in each case, the issuance of equity interests in one Seller to another Seller), or issue or grant any options, warrants, calls, subscription rights or other rights of any kind to acquire such equity interests or securities or rights derivative from such securities;

(i)other than (i) in the ordinary course of business on commercially reasonable terms and solely to the extent not terminable without Liability following the Closing on less than thirty (30) days’ notice, or (ii) enter into any transactions, Contracts or understandings with Affiliates that would be binding on Reorganized RentPath or the Acquired Assets after the Closing;

(j)amend the organizational documents of any Seller;

(k)declare, set aside or pay any dividends or distributions on any equity securities of any Seller (in cash or in kind) to the extent such dividends or distributions are payable after the Closing;

(l)liquidate or dissolve any Seller;

(m)enter into any new line of business or business outside of the Business, except as already planned in the ordinary course of business and disclosed on Schedule 5.01(m);

(n)other than in the ordinary course of business, cause the Business to make or become committed to make capital expenditures in an amount in excess of $1,000,000 in the aggregate; provided, however, that the Business may make payments in respect of capitalized labor not to exceed $1,500,000 in the aggregate per month;

(o)fail to maintain (without renewal or replacement by an insurance policy providing substantially the same benefits, limits of liability and deductibles as the existing insurance policy being replaced) or permit the lapse of any existing insurance policies relating to the Acquired Assets;

(p)waive, release or assign in writing any material rights or claims that would otherwise constitute an Acquired Asset;

(q)except in the ordinary course of business, materially modify any existing rights under, or enter into any settlement regarding the breach, infringement, misappropriation or dilution of, any material Intellectual Property included in the Acquired Assets;

(r)change in any material respects any financial accounting policies or procedures or any methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law; or

(s)enter into any Contract to take any of the foregoing actions.

Notwithstanding anything to the contrary herein, Sellers may (and may permit their Subsidiaries to) take or omit to take any and all actions as they reasonably deem in good faith to be necessary or advisable in connection with any COVID-19 Measures, and in no event will be deemed, as a result of such actions or omissions in connection with any COVID-19 Measures, to have failed to operate the business and operations in the ordinary course of business; provided, however, that, unless otherwise required by Law, Sellers shall consult in good faith with Buyer prior to taking any such actions.

SECTION 5.02.    Control of Operations. Nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing. Prior to the Closing, the Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.
SECTION 5.03.    Reasonable Best Efforts/Cooperation. From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, each of the Parties shall, and the Buyer shall cause each of its Affiliates to, use its respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein (including in Section 5.05(c))) to take, or cause to be taken, all actions, and to do, or cause to be done all things, necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein as promptly as practicable, including satisfaction, but not waiver, of the conditions to Closing set forth in Article VI.
SECTION 5.04.    Consents. Without limiting the generality of Section 5.03, each of the Parties shall use their reasonable best efforts to obtain, and the Buyer shall cause its Affiliates to use their reasonable best efforts to obtain (unless, in each case, with respect to any action, another standard of performance is expressly provided for herein (including in Section 5.05(c))), all Consents of all Governmental Authorities and other Persons as may be necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing, including by timely making or causing to be made all filings and submissions under applicable Law as may be required to consummate the transactions contemplated hereby.
Notwithstanding the foregoing or any other provision of this Agreement to the contrary (other than as contemplated by Section 5.05), none of the Sellers or the Buyer shall have any obligation to agree to amend or modify any Contract or pay any fee to any third party (including filing or other fees payable to Governmental Authorities) for the purpose of obtaining any such Consent, or any costs and expenses of any third party resulting from the process of obtaining such Consent, except to the extent expressly required by any such Contract or applicable Law. Any such Consent containing terms and conditions adversely affecting the Buyer, if any (the “Buyer Related Terms and Conditions”), must be reasonably acceptable to the Buyer. If the Buyer does not approve of the Buyer Related Terms and Conditions, any resulting failure to obtain the applicable Consent shall not constitute a failure by the Sellers to use reasonable best efforts to obtain such Consent.
Buyer acknowledges that certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from the parties to Contracts or Leases to which a Seller is a party and that obtaining such Consents is not a condition to the consummation of the transactions contemplated hereby. If such Consent is not obtained, or if an attempted assignment or transfer thereof would otherwise be ineffective pursuant to applicable Law, such Acquired Asset will not be transferred or assigned until Consent is obtained or such transfer or assignment would become effective pursuant to applicable Law, and Sellers and Buyer will cooperate in a mutually agreeable arrangement that would not materially impair or materially delay the wind-down of Wind Down Co. under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to Buyer, or under which such Sellers would enforce their rights thereunder for the benefit of Buyer with Buyer assuming such Sellers’ obligations and any and all rights of such Sellers against a third party thereto.
SECTION 5.05.    Antitrust Notifications and Other Regulatory Approvals.
(a)Each of the Parties shall, and the Buyer and Sellers shall cause their respective Affiliates to, cooperate with each other and shall use, and the Buyer and Sellers shall cause their respective Affiliates to use, their respective reasonable best efforts to prepare and file as soon as practicable following the date of this Agreement the required Notification and Report Forms under the HSR Act with the FTC and the DOJ (but in no event later than five (5) Business Days after the date of this Agreement absent mutual agreement by the Parties). Each of the Parties shall make, and the Buyer and Sellers shall cause their respective Affiliates to make, any other filings and submissions in other jurisdictions as are mutually agreed by the Parties, if any, as soon as practicable and shall promptly provide any supplemental information or documentation requested by any Governmental Authority relating thereto. The Buyer shall pay all required filing fees in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 5.05. Subject to the Confidentiality Agreement and applicable Laws or Orders, the Parties shall, and the Buyer shall cause its Affiliates to, coordinate and cooperate fully and promptly with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act; provided, however, that a Party may limit disclosure of competitively or commercially sensitive information to outside counsel for the other Party.
(b)To the extent not prohibited by applicable Law or Order, each Party shall promptly notify the other Parties of the substance of any submission, correspondence, communication, or meeting between it or its Representatives and any Governmental Authority that relate to the subject matter of this Section 5.05 or the transactions contemplated by this Agreement. To the extent practicable, each Party shall consult with the other Parties in advance regarding any such submission, correspondence, communication or meeting, shall consider in good faith the views of such Party, and shall provide the other Parties with the opportunity to participate in any such communication or meeting. Buyer shall not, without prior written consent of the Sellers, withdraw or seek to withdraw or refile its HSR notification.

(c)Notwithstanding anything in this Agreement to the contrary, Buyer shall, and the Buyer shall cause its Affiliates to, take any and all actions necessary to obtain expiration or termination of the required waiting periods and any consents, clearances or approvals required under or in connection with Antitrust Laws and to avoid or eliminate each and every impediment under any Antitrust Law, in each case, to cause the Closing and the other transactions contemplated hereby to occur as soon as practicable following the date of this Agreement and, in any event, prior to the Outside Date or the date of the termination of this Agreement pursuant to Article VII, whichever is later, including (i) expeditiously complying with or modifying any requests or inquiries for additional information or documentation (including any Second Request) by any Governmental Authority, (ii) offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of the Buyer and its Affiliates and the Business, the entrance into, and the amendment, modification or termination of, any Contracts or other arrangements, and any other restrictions on the activities of the Company and its Subsidiaries, and (iii) contesting, defending and appealing any threatened or pending Action or preliminary or permanent injunction or other Order that would adversely affect the ability of any Party to consummate, or otherwise delay the consummation of, the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof.

(d)From the date of this Agreement through the latest to occur of (i) the date of termination of the required waiting periods under the HSR Act, (ii) the latest date when any Consent of any other applicable Governmental Authority has been obtained, (iii) the Closing Date, and (iv) the date of the termination of this Agreement pursuant to Article VII, the Buyer and its Affiliates shall not directly or indirectly (A) effect or enter into any discussions or negotiations with respect to any transaction, including entering into any joint venture or acquiring or agreeing to acquire, by merging with or into or consolidating with, or purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, or (B) subject to Section 5.05(c), take (or fail to take) any other action, in the case of either clause (A) or (B), that would reasonably be expected to delay or make more difficult the obtaining of clearance or the expiration or termination of the waiting periods under the HSR Act, or the obtaining of such Consents from any applicable Governmental Authorities.

(e)The obligations set forth in this Section 5.05 shall be in addition to, and not in limitation of the generality of, the matters set forth in Section 5.03 and Section 5.04.

SECTION 5.06.    Bankruptcy Court Matters.
(a)Bankruptcy Court Filings.
(i)The Sellers shall promptly seek entry of the Confirmation Order and any other necessary orders to authorize the transactions contemplated in this Agreement and close the sale of the Acquired Assets (the “Related Orders”) by the Bankruptcy Court. The Buyer and the Sellers understand that the consummation of the transactions contemplated by this Agreement is subject to approval by the Bankruptcy Court. The Buyer will promptly take such actions as are reasonably requested by the Sellers to assist in obtaining entry of the Confirmation Order and any Related Orders, including a finding of adequate assurance of future performance by the Buyer, such as by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by the Buyer under this Agreement; provided, however, that the obligations set forth in this sentence shall not expand the Buyer’s obligations set forth in Section 5.05 with respect to the matters provided therein. Provided the Sellers are not in material breach of this Agreement, the Buyer shall not, without the prior written consent of the Sellers, file, join in, or otherwise support in any manner any motion or other pleading relating to the sale of the Acquired Assets hereunder (other than the sale contemplated by this Agreement). In the event the entry of the Confirmation Order is appealed, the Sellers shall use commercially reasonable efforts to defend such appeal and Buyer agrees to use commercially reasonable efforts to cooperate with Sellers in respect thereof.
(ii)The Sellers shall file such motions or pleadings as may be appropriate or necessary to assume and assign the Transferred Contracts and to determine the amount of the Cure Costs (“Assume / Assign Motions”); provided, however, that nothing herein shall preclude the Sellers from filing such motions to reject Leases or any Contracts that are not Transferred Contracts (“Rejection Motions” and, with the Assume / Assign Motions, the “Contract Motions”); provided further, however, that any such Contract Motions (including any list of Contracts or Leases to which such motion pertains) shall be in form and substance reasonably acceptable to Buyer.

(iii)As soon as reasonably practicable (but in all events at least three (3) Business Days) prior to filing any of the following materials (including any pleadings, notices and statements related thereto) with the Bankruptcy Court, Sellers shall provide Buyer and its Representatives with drafts of: (A) any Contract Motions related to the assumption and assignment of the Transferred Contracts contemplated by this Agreement; and (B) any amendment, supplement or modification to the documents set forth in clause (iv) below; provided, however, that, in no event will Sellers be under any obligation to disclose information that is subject to attorney-client or similar privilege. The Sellers and the Buyer shall take commercially reasonable efforts to consult and cooperate with the other Party regarding (1) the materials set forth in clause (A) to (B) of this clause (iii) (other than with respect to information that is subject to attorney-client or similar privilege), including Buyer’s good faith comments thereto, and (2) seeking approval of this Agreement by the Bankruptcy Court and the hearing to consider approval of this Agreement.

(iv)The following documents, and any amendment, supplement or modification thereto, shall be in form and substance consistent in all material respects with this Agreement and shall be reasonably acceptable to the Sellers and the Buyer:

(A)the Disclosure Statement;
(B)the Confirmation Order;

(C)the Plan; and

(D)the Plan Supplement (and any exhibits thereto), solely to the extent such documents are necessary to effectuate the transactions contemplated by this Agreement.

(v)The Sellers shall use commercially reasonable efforts to have the Scheduling Motion heard by the Bankruptcy Court on an expedited basis.

SECTION 5.07.    Access to Information.
(a)Subject to the terms of the Confidentiality Agreement and applicable Laws and Orders, during the period from the execution and delivery of this Agreement by the Parties through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, (i) the Company shall provide to the Buyer (A) within thirty (30) days following the end of each calendar month during such period, copies of monthly consolidated financial statements of the Sellers prepared in the ordinary course of business, together with a cash flow statement that includes cash flows for operating, investing and financing and relevant details, in each case in accordance with GAAP, consistently applied, and (B) within five (5) months following the end of a fiscal year (including fiscal year 2020), audited consolidated financial statements of the Sellers prepared in the ordinary course of business and in accordance with GAAP, consistently applied, and (ii) the Sellers shall permit the Buyer and its Representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to the offices, facilities, assets, properties, management-level and other employees and books and records of the Sellers, and shall furnish, or cause to be furnished, to the Buyer such financial and operating data and other information with respect to such entities and their respective offices, facilities, assets, properties, employees, businesses and operations, in each case, as the Buyer shall from time to time reasonably request in connection with the transactions contemplated hereby; provided, however, that nothing herein shall obligate the Sellers to produce any such information in connection with any Action commenced or threatened by or on behalf of the Buyer against any Seller or any Seller Related Party.
All access and investigation pursuant to this Section 5.07 shall be coordinated through the Company’s general counsel or the designee thereof and shall be conducted at the Buyer’s expense and in such a manner as not to unreasonably interfere with the normal operations of the Businesses.
Notwithstanding anything to the contrary contained herein or otherwise, no Seller shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (1) jeopardize the attorney-client privilege, (2) contravene any Law, (3) result in the disclosure of competitively sensitive information, in which case Sellers will limit disclosure of such competitively sensitive information to outside counsel or other outside advisers for the Buyer, or (4) relate to the Sellers’ sale process, including any information related to proposals from other Persons relating to any other potential transaction with the Sellers, provided that in each of clauses (1) – (4) above that the Company shall provide notice to the Buyer that information is being so withheld in a manner that does not result in the disclosure of the underlying information and the Parties shall use commercially reasonable efforts to enter into reasonable and customary arrangements that would permit such access to be provided or information to be disclosed without jeopardizing such privilege, contravening such Law or resulting in the disclosure of such competitively sensitive information, as applicable.
Notwithstanding anything to the contrary contained herein or otherwise, prior to the Closing, (x) without the prior written consent of the Sellers (which shall not be unreasonably withheld, conditioned or delayed), the Buyer shall not, and shall cause its Affiliates and its Representatives not to, contact any vendor, customer, partner or other Person with whom any Seller has a business relationship regarding the business, operations, assets, financial condition or prospects of any Seller or this Agreement or the transactions contemplated hereby, and (y) the Buyer shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Sellers without the prior written consent of the Sellers; provided, however, that, for the avoidance of doubt, nothing in this Agreement shall (I) prevent the Buyer or any of its Affiliates (or their Representatives) from communicating with any Person in the ordinary course of business unrelated to the transactions contemplated herein or from taking actions or fulfilling obligations in connection with Section 5.05, or (II) limit the last sentence of Section 11 of the Confidentiality Agreement.
Notwithstanding anything in this Agreement to the contrary, no access or information provided by or on behalf of the Sellers pursuant to this Section 5.07 will modify any of the representations or warranties of the Parties contained in this Agreement or the conditions hereunder to the obligations of the Parties.
(b)The Parties agree that the terms of the Confidentiality Agreement are incorporated herein by reference and shall continue in full force and effect until the Closing. The Buyer shall hold, and shall cause its Representatives (as defined in the Confidentiality Agreement) to hold, any Confidential Information (as defined in the Confidentiality Agreement) in confidence in accordance with the terms of the Confidentiality Agreement, which terms shall apply to the Buyer as if it were a party thereto. Following a termination of this Agreement pursuant to Article VII, the terms of the Confidentiality Agreement, including, for the avoidance of doubt, the confidentiality obligations and the non-solicit and standstill restrictive covenants set forth in Sections 11 and 6, respectively, of the Confidentiality Agreement shall continue in full force and effect until the later of (i) the remaining term thereof set forth therein and (ii) the first anniversary of the date of such termination of this Agreement.
SECTION 5.08.    Public Statements. Except for the initial press release as is mutually agreed to by Buyer and the Company that may be issued on the date hereof (or such other time as mutually agreed by the Parties), no press release or other public announcement regarding the terms and conditions of the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by Buyer, any Seller or their Representatives without the prior written consent of the Buyer (in the case of a Seller issuing such press release) or the Company (in the case of Buyer issuing such press release prior to the Closing) or Wind Down Co. (in the case of Buyer issuing such press release following the Closing) unless such disclosure (a) is otherwise required by applicable Law, the rules and regulations of any national securities exchange or by order of the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement; provided, however, that, in the context of disclosures required by applicable Law or by order of the Bankruptcy Court, the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the Buyer or the Sellers, as applicable, with respect to the text thereof; or (b) contains only information that was already otherwise disclosed in a prior press release or public announcement or is otherwise publicly available, other than as a result of a breach by the disclosing party of this Section 5.08 or the Confidentiality Agreement. The Parties acknowledge that Sellers shall file this Agreement with the Bankruptcy Court in connection with obtaining a Confirmation Order.
Notwithstanding the foregoing, the existing direct and indirect equityholders of the Sellers that are financial sponsors may disclose publicly available information regarding the transactions contemplated by this Agreement solely to investors and potential investors (but not the public or any other third party) that are subject to customary confidentiality obligations in connection with normal fundraising and reporting activities in the ordinary course.
SECTION 5.09.    Tax Matters.
(a)Sellers (other than the Company) and Wind Down Co. will be responsible for and pay all documentary, stamp, transfer (including real property transfer), motor vehicle registration, sales, use, value added, excise and other similar non-income Taxes and all filing and recording fees (and any interest, penalties and additions with respect to such Taxes and fees) arising from or relating to the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), regardless of the Party on whom liability is imposed under the provisions of applicable Tax Laws relating to such Transfer Taxes. The Parties will consult and cooperate on a reasonable basis in preparing and timely filing all Tax Returns with respect to any Transfer Taxes and obtaining any available exemptions from or reductions in such Transfer Taxes. To the extent the Buyer or any Affiliate of Buyer (including, after the Closing, Reorganized RentPath) is required by applicable Tax Laws to pay any Transfer Taxes to a Governmental Authority, Sellers (other than the Company) and Wind Down Co. will remit an amount equal to such Transfer Taxes to the Buyer not less than five (5) Business Days prior to the due date for such payment.
(b)For purposes of this Agreement (for the avoidance of doubt, including for purposes of the definition of Excluded Taxes), Taxes for any Tax period that begins on or before, and ends after, the Closing Date (a “Straddle Period”) shall be apportioned between the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the portion of the Straddle Period beginning on the day after the Closing Date, on the other hand, (i) in the case of sales, valued added and other similar Taxes, withholding Taxes, employment and payroll Taxes, and Taxes based on or measured by income, receipts or profits, on an interim closing of the books basis as if the Straddle Period ended on the Closing Date and (ii) in the case of Taxes (other than Taxes described in clause (i)), on a per diem basis. For the avoidance of doubt, the amount of any Property Taxes imposed on or with respect to the Acquired Assets for a Straddle Period that is apportioned to the portion of such Straddle Period beginning on the day after the Closing Date shall be an amount equal to the total amount of such Taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period beginning on the day after the Closing Date and the denominator of which is the total number of days in the Straddle Period.

(c)Sellers (other than the Company) and Wind Down Co. shall prepare and file, or cause to be prepared and filed, any Tax Return of Reorganized RentPath for any Tax period ending on or prior to the Closing Date that is required to be filed after the Closing Date, and Buyer shall prepare and file, or cause to be prepared and filed, any Tax Return of Reorganized RentPath for any Straddle Period that is required to be filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice except as otherwise required by Law or this Agreement. The Party that is responsible for the preparation of any Tax Return pursuant to this Section 5.09(c) shall provide a draft of such Tax Return to the non-preparing Party at least 30 days prior to the due date for such Tax Return (or, if not practicable, as soon as reasonably practicable) for such non-preparing Party’s review and approval (not to be unreasonably withheld, conditioned, or delayed). Sellers (other than the Company) and Wind Down Co. shall pay as and when due all Excluded Taxes shown as due and owing on all such Tax Returns, provided that, to the extent the Buyer or any Affiliate of Buyer (including, after the Closing, Reorganized RentPath) is required by applicable Tax Laws to pay any Excluded Taxes shown as due and owing on any such Tax Return, Sellers (other than the Company) and Wind Down Co. will remit an amount equal to such Excluded Taxes and the reasonable and documented out-of-pocket third-party expenses incurred in connection with the preparation or review of any such Tax Return prepared at the direction of the Buyer, to the Buyer not less than five (5) Business Days prior to the due date for such payment. If, after the Closing, Reorganized RentPath receives a refund for Excluded Taxes, then Buyer will remit an amount equal to such refund (less any reasonable and documented out-of-pocket third-party expenses, including Taxes, incurred by Buyer or any Affiliate of Buyer in obtaining or receiving such refund) to Wind Down Co. within 10 days of the receipt of such refund (provided that Buyer shall be entitled to retain all or any portion of any such refund to the extent that Buyer or any Affiliate of Buyer has paid any Excluded Taxes to a Governmental Authority after the Closing Date or incurred any reasonable and documented out-of-pocket third-party expenses in connection with the preparation of any Tax Return pursuant to this Section 5.09(c), but, in each case, only to the extent that it has not been reimbursed or otherwise compensated for such Taxes or expenses by Sellers (other than the Company) or Wind Down Co.).

(d)After the Closing, Buyer shall control any audit, claim or other Tax proceeding (a “Tax Claim”) against Reorganized RentPath for any Tax period ending on or prior to the Closing Date or any Straddle Period, provided that, for so long as Wind Down Co. is expected to bear (and has funds available to Buyer’s reasonable satisfaction sufficient to pay for any portion of such Taxes), any Liability for Excluded Taxes reasonably expected to result from such Tax Claim, Buyer shall (i) keep Wind Down Co. informed on a reasonable basis with respect to the status of any such Tax Claim, (ii) to the extent permitted by Law, permit Wind Down Co., at Wind Down Co.’s own cost and expense, to participate in any such Tax Claim, including reviewing material submissions prior to filing and attending hearings and (iii) not settle any such Tax Claim without the prior written consent of Wind Down Co. (such consent not to be unreasonably withheld, conditioned, or delayed). Sellers (other than the Company) and Wind Down Co. shall pay any Excluded Taxes that become due and owing as a result of any such Tax Claim that Wind Down Co. was expected to bear.

(e)In connection with the preparation and filing of Tax Returns, or the preparation for or defense against any audits, examinations or any other proceedings relating to Taxes with respect to the Business or the Acquired Assets, the Parties (including Wind Down

Co. and Reorganized RentPath) will cooperate on a reasonable basis with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required and in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of the Buyer or the Sellers), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns and the conduct of such audits, examinations or other proceedings.

(f)No later than five (5) days prior to the Closing Date, Sellers shall deliver to Buyer Seller’s good faith estimate of any Excluded Taxes constituting Taxes not yet due and payable (including Excluded Taxes that are expected to become due and payable as a result of the transactions contemplated by this Agreement) for Buyer’s review (such estimate, the “Pre-Closing Tax Estimate”). The Pre-Closing Tax Estimate shall be eligible for distribution by Wind Down Co. to creditors pursuant to the Plan after the filing of any Tax Return to which such Taxes relate to the extent not used to satisfy Wind Down Co.’s obligation to pay such Taxes pursuant to this Section 5.09.

SECTION 5.10.    Transferred Employees.
(a)No later than seven (7) days after the date of this Agreement, the Sellers shall provide to the Buyer, in the form of the census attached as Exhibit 5.10(a) to the Schedules, an independent contractor roster and employee census that, in each case, to the extent permitted under applicable Law or pursuant to Employee consent, if such Employee consent is required under applicable Law, includes the information set forth on Schedule 5.10(a) for each Employee or independent contractor, and whether such Employee is currently facing discipline by his or her employer or is subject to a performance improvement plan with his or her employer .
(b)No later than fifteen (15) days after the date of this Agreement, the Sellers shall provide to the Buyer, in the form of the census attached as Exhibit 5.10(a) to the Schedules, an updated independent contractor roster and an employee census that in each case, to the extent permitted under applicable Law or pursuant to Employee consent, if such Employee consent is required under applicable Law, includes the information set forth on Schedule 5.10(a), as well as the information set forth on Schedule 5.10(b) for each Employee or independent contractor and whether such Employee is currently facing discipline by his or her employer or is subject to a performance improvement plan with his or her employer. At least fourteen (14) days prior to the then anticipated Closing Date (or no later than two (2) days following an Employee’s hire date if such date is less than fourteen (14) days prior to the then anticipated Closing Date), the Buyer shall deliver, in writing, an offer of employment to each Employee subject to such Employee’s continued employment immediately prior to the Closing to commence immediately following the Closing Date (each, an “Offer Notice”). Each such Offer Notice shall include (i) cash compensation and employee benefits consistent with the requirements set forth in Section 5.11(a), and (ii) the same or a substantially comparable position within Reorganized RentPath and location in the same metropolitan area as in effect immediately prior to the Closing, in each case, for each such Employee. Each such Employee shall have seven (7) days following the receipt of such Offer Notice to provide written notice of their acceptance of the terms specified in such Offer Notice to the Buyers with a copy to the Sellers. If, at the end of such seven (7) day period, an Employee has not delivered such written notice such Employee shall be deemed to have waived its right to accept such offer of employment. Any Employees who accept such offer by the Closing Date are hereinafter referred to as the “Transferred Employees.”

(c)Not later than ten (10) Business Days following the date hereof, the Sellers shall provide to the Buyer a true and complete service provider census that includes the following information for each individual independent contractor engaged by a Seller as of the date of this Agreement, as applicable: title; hourly wage rate; financial year 2020 spend; engagement start date; expected end date of the project for which the independent contractor is engaged; and function.

SECTION 5.11.    Employee Benefits.
(a)Terms and Conditions of Employment. The Buyer shall provide, or cause to be provided, for a period of one (1) year following the Closing Date or such longer period of time required by applicable Law, to each of the Transferred Employees while employed by the Buyer, (i) compensation (which shall be limited to base salary, base wages and opportunities for commissions and ordinary course annual bonuses, if applicable) that is substantially comparable in the aggregate to the compensation (which is limited to base salary, base wages and opportunities for commissions and ordinary course annual bonuses, if applicable) as provided to such Transferred Employees immediately prior to the Closing Date, provided that the bonuses for the fiscal year in which the Closing Date occurs shall be prorated based on the period of time in the fiscal year following the Closing Date and (ii) employee benefits that, in the aggregate, are substantially comparable to those benefits provided to the Transferred Employees immediately prior to the Closing Date, in each case excluding equity arrangements and excluding any retention, sale, transaction or similar incentive. Effective as of the Closing, Buyer shall, or shall cause an Affiliate to, assume the sponsorship of, and honor obligations under, each Assumed Employee Plan.
(b)Severance. If the employment of a Transferred Employee is terminated by Buyer without cause during the one (1) year period following the Closing Date, such Transferred Employee shall receive, subject to the Buyer’s receipt of an effective release of claims, severance benefits equal to the greater of (i) the severance benefit such Transferred Employee would be entitled to under the severance plan or policy of the Buyer applicable to similarly situated employees of the Buyer, and (ii) (A) in the case of a Transferred Employee listed on Schedule 5.11(b), six (6) months’ of such Transferred Employee’s base salary as in effect at the time of such termination, (B) in the case of a Transferred Employee at the director level or above who is not listed on Schedule 5.11(b), four (4) months’ of such Transferred Employee’s base salary as in effect at the time of such termination, or (C) in the case of a Transferred Employee below the director level, three (3) months’ of such Transferred Employee’s base salary as in effect at the time of such termination.

(c)Credit for Service; Pre-Existing Conditions; Coordination. For purposes of eligibility, vesting and determining vacation accrual (but not for benefit accrual or determining the level or amount of benefits under any employee benefit plans) under the employee benefit plans of the Buyer providing benefits to Transferred Employees (the “Buyer Plans”), the Buyer shall credit each Transferred Employee with his or her years of service with the Sellers and any predecessor entities, to the same extent as such Transferred Employee was entitled immediately prior to the Closing to credit for such service under any similar Employee Benefit Plan. Buyer shall and shall cause its Affiliates to waive any actively-at-work requirements, limitations on benefits relating to any pre-existing conditions and exclusions and waiting periods for any Transferred Employees and their eligible spouses and dependents. Buyer shall and shall cause its Affiliates to credit such Transferred Employees for purposes of any deductibles, out-of-pocket limits, co-pays and co-insurance under any Buyer Plan for amounts paid in the year of initial participation in the Buyer Plans by Transferred Employees and their respective spouses and dependents under the health plans of the Sellers in such year.

(d)Communication with Employees. Except for communications following the execution of this Agreement and in connection with such execution or in connection with milestones related to the Bankruptcy Cases, in each case, following notice to the Company’s office of the general counsel and during normal business hours and upon reasonable advance notice, from the date hereof until the earlier of the Closing and the termination of this Agreement, the Buyer shall not, and shall cause its Representatives not to, contact any employee of the Sellers in connection with or pertaining to any subject matter of this Agreement without the Sellers’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

(e)COBRA. On the Closing Date, Buyer or one its Affiliates shall commence providing health and welfare coverage to each Transferred Employee and his or her covered dependents and beneficiaries. Buyer and its “buying group” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(c)) shall be solely responsible for providing continuation coverage under COBRA for all individuals who are or who become “M&A qualified beneficiaries” (as such term is defined in Section 54.4980B-9 of the Treasury Regulations) with respect to the transactions contemplated by this Agreement or who otherwise experience a COBRA qualifying event on or before the Closing Date.

(f)Work Authorization. Buyer shall use its reasonable best efforts to ensure that any Transferred Employee who requires a visa in order to work in his or her position may continue to work in such position as a Transferred Employee on the Closing Date.

(g)Accrued Time Off. Except as otherwise required by applicable Law, the Buyer shall credit Transferred Employees for their accrued and unused vacation, sick days and personal days through the Closing Date to the extent such vacation, sick and personal days are not paid to such Transferred Employees, and the Transferred Employees will be entitled to use such vacation, sick and personal days in accordance with terms substantially similar to the terms of Sellers’ vacation policy through December 31st of the calendar year in which the Closing occurs. Beginning on January 1 of the calendar year following the calendar year in which the Closing occurs, Transferred Employees will be covered by Buyer’s vacation policies generally applicable to other similarly situated employees of Buyer.

(h)Retention Bonuses. Effective as of the Closing Date, Buyer will grant the opportunity to earn retention bonuses (the “Retention Bonuses”) to certain Transferred Employees, with terms and conditions as specified on Schedule 5.11(h).

(i)Other Matters. Nothing in this Section 5.11 or otherwise in this Agreement, whether express or implied, shall: (i) create any third-party beneficiary or other rights in any union, employee or former employee of the Sellers or any of their Subsidiaries or Affiliates (including any beneficiary or dependent thereof), any other participant in any Employee Benefit Plan or any other Person; (ii) create any rights to continued employment with the Sellers, the Buyer or any of their respective Subsidiaries or Affiliates or in any way limit the ability of the Sellers, the Buyer or any of their respective Subsidiaries or Affiliates to terminate the employment of any individual, including any Transferred Employee, at any time and for any reason; or (iii) constitute or be deemed to constitute an amendment to any Employee Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by the Sellers, the Buyer or any of their Subsidiaries or Affiliates.

SECTION 5.12.    Change in Name. As promptly as practicable after Closing (and in no event more than thirty (30) days after the Closing), the Sellers shall cause RentPath Gives Back Foundation, Inc. to make any and all filings necessary to change its name and the names of any of its Subsidiaries to a name that does not include the words “RentPath” or any variation thereof. Sellers and their Affiliates may, and Buyer and its Affiliates, as applicable, hereby grant to Sellers a limited, non-exclusive, non-transferable, nonsublicensable right to, continue temporarily to use the Marks included in the Acquired Assets until the completion of the wind down of Sellers’ estates (i) in Sellers’ and its Affiliates’ corporate names, to the extent used by Sellers and their Affiliates prior to the Closing Date, and (ii) otherwise, in order to wind down Sellers’ estates following the Closing. Nothing in this Section 5.12 shall prohibit Sellers’ use of Marks included in the Acquired Assets to the extent that such use (A) is required by Law to wind down Sellers’ estates, or (B) constitutes nominative or descriptive fair use under United States Laws, which refers to Sellers and would not cause confusion as to the origin of a good or service, including in accurately stating the historical relationship between Sellers and Buyer for information purposes (and in a non-Mark manner) in historical, tax and similar records.

SECTION 5.13.    The Stock Transaction; Reorganization. Following the date hereof, Sellers shall execute the steps specified in Exhibit F. Sellers shall deliver drafts of agreements, instruments, certificates and other documents reasonably necessary to effect the steps described in Exhibit F to the Buyer for the Buyer’s review, comment and approval, keep the Buyer reasonably informed with respect to all material activity concerning the status of the steps described in Exhibit F, and cooperate in good faith with all of the Buyer’s reasonable requests for information related to each such step. The Plan shall provide that Wind Down Co. will perform any and all obligations of Wind Down Co. and of the Sellers following the Closing set forth herein.
SECTION 5.14.    Misallocated Assets. If, after the Closing, Reorganized RentPath, Buyer or any of their Affiliates receives or is otherwise in possession of any Excluded Assets, including moneys or proceeds of vendor refunds, then the Buyer shall, or shall cause

Reorganized RentPath and its Affiliates to, remit such Excluded Assets or an amount equal to such proceeds to Wind Down Co. within ten (10) days after becoming aware of the receipt or possession thereof. If, after the Closing, Wind Down Co. or any of its direct or indirect Subsidiaries receives or is otherwise in possession of any Acquired Assets or money, check, note, draft, instrument, payment or other property as proceeds of any Acquired Assets, then Wind Down Co. shall, and the Sellers (which for the avoidance of doubt does not include Reorganized RentPath) shall cause Wind Down Co. to, remit such Acquired Assets or an amount equal to such proceeds to Reorganized RentPath within ten (10) days after becoming aware of the receipt or possession thereof.
SECTION 5.15.    Oak Valley L/C. At or before the Closing, Buyer shall arrange for substitute letters of credit, Buyer guarantees or other obligations to replace the Oak Valley L/C, assume all obligations thereunder and obtain from the beneficiary under the Oak Valley L/C a full release (in a form satisfactory to the Sellers) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to such beneficiary in connection with amounts drawn under the Oak Valley L/C.
SECTION 5.16.    Common Interest Agreement. If so requested by Sellers and Buyer shall enter into a customary joint defense agreement or common interest agreement in a form to be mutually agreed with one or more of the Sellers or any of their respective Affiliates with respect to any information provided to Buyer, or to which Buyer gains access, pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby.
SECTION 5.17.    Release of Transferred Employees from Restrictive Covenants. Effective as of the Closing, (a) Sellers shall have released all Transferred Employees from any confidentiality obligations to the extent necessary for such employees to provide services to Buyer and its Affiliates, and (b) Sellers and Wind Down Co. shall not, and shall cause their respective Affiliates not to, directly or indirectly, (i) enforce any non-competition, non-solicitation, non-interference, no-hire or similar covenant with respect to any such Transferred Employees, and (ii) take any other action that could reasonably restrict or limit any such Transferred Employees from providing employment or other services to Buyer or its Affiliates.
SECTION 5.18.    Post-Closing Confidentiality. From and after the Closing, the Sellers and Wind Down Co. will, and will cause their respective Affiliates to, hold in strict confidence, and will not use to the detriment of Buyer or any of its Affiliates, all non-public information with respect to the Business, the Acquired Assets or the Assumed Liabilities. Notwithstanding anything to the contrary contained herein, any Seller or Wind Down Co. may disclose such information (a) if such Seller or Wind Down Co. is compelled to disclose the same by judicial or administrative process or by other requirements of law (but subject to the following provisions of this Section 5.18), (b) if the same currently is in the public domain or hereafter is in the public domain through no fault of such Seller or Wind Down Co. or any of its Affiliates or (c) if the same is later acquired by such Seller or Wind Down Co. or any of its Affiliates from another source that is not under an obligation to another Person to keep such information confidential, or (d) if necessary in connection with the administration of the Bankruptcy Cases and the wind-down of the Sellers’ estates. If any Seller, Wind Down Co. or any of its Affiliates

(the “Disclosing Party”) becomes legally required (by interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand, rule of civil procedure or other similar process) to disclose any such non-public confidential information, the Disclosing Party shall provide Buyer with prompt written notice of any such requirement so that Buyer may seek, at Buyer’s sole cost and expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.18. If, in the absence of a protective order or other remedy or the receipt of a waiver by Buyer, the Disclosing Party nonetheless, based on the written advice of outside counsel, is required to disclose such non-public confidential information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Disclosing Party, without liability hereunder, may disclose that portion of such information which such counsel advises the Disclosing Party it is legally required to disclose. Each of the Sellers and or Wind Down Co. acknowledges and agrees that money damages would not be an adequate remedy for any breach of its agreements contained in this Section 5.18 and that in addition to any other remedies available to Buyer, Buyer shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Section 5.18.
SECTION 5.19.    Directors and Officers; D&O Runoff Policy.
(a)The Buyer acknowledges and agrees that neither the Buyer nor Reorganized RentPath nor any of their respective controlled Affiliates, shall make any claim against, or seek any indemnification from, any present or former partner, manager, director or officer of the Sellers (each, a “D&O Indemnified Party”) with respect to the execution of their duties up to the termination of their appointment or under, in connection with, arising out of, resulting from or in any way related to this Agreement, any other Related Agreements, the transactions contemplated hereby or thereby or any other matter contemplated hereby or thereby, or the process leading up to the execution and delivery of this Agreement, any other Related Agreement and the transactions contemplated hereby or thereby.
(b)The Buyer agrees that all rights to coverage, reimbursement, indemnification, advancement of expenses and exculpation from Liabilities for acts or omissions occurring prior to the Closing now existing in favor of the D&O Indemnified Parties, whether pursuant to Law, Contract (whether or not such Contract is a Transferred Contract), the organizational and governing documents of each of the Sellers (the “Organizational Documents”) (whether or not such Organizational Documents are Acquired Assets), the Acquired Insurance Policies or otherwise, will remain obligations of the Sellers, and will not be acquired by the Buyer, and shall not be obligations of Reorganized RentPath or, for the avoidance of doubt, the Buyer. The Parties acknowledge and agree that (i) the Sellers will have the benefit of an irrevocable “tail” insurance policy naming the current and former D&O Indemnified Parties as direct beneficiaries with a claims period of at least six years from the Closing Date (the “D&O Runoff Policy”), (ii) such D&O Runoff Policy shall be an Excluded Asset, (iii)  Reorganized RentPath shall have no rights pursuant to the D&O Runoff Policy following Closing, and (iv) for the avoidance of doubt, none of Reorganized RentPath, the Buyer and their respective Affiliates shall have any Liabilities to any of the D&O Indemnified Parties (any of which Liabilities shall constitute Excluded Liabilities).

(c)The D&O Indemnified Parties are express third party beneficiaries of, and shall be entitled to rely on and enforce, the provisions of this Section 5.19.

SECTION 5.20.    No Solicitation of Alternative Transactions.
(a)Until the earlier of the Closing and such time as this Agreement is terminated in accordance with Article VII (such period, the “No-Shop Period”), no Seller shall, and each Seller shall cause its respective Representatives and Affiliates not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiry, proposal or offer (each, a “Proposal”) relating to a transaction involving the acquisition of (A) all or a substantial portion of the assets of the Company or any of its Subsidiaries, (B) any equity interests of the Company or any of its Subsidiaries, or (C) any joint venture or other strategic investment in or involving the Company or any of its Subsidiaries ((A), (B) and (C), each, an “Alternative Transaction”), (ii) enter into, participate in or encourage any discussions or negotiations relating to, or disclose, furnish or afford access to any information concerning the Sellers or the Business (including the Sellers’ personnel, businesses, properties, books or records) in connection with, or assist, or cooperate with any Person in making or proposing, or take any other action to facilitate, any Proposal or Alternative Transaction, or (iii) authorize or enter into any agreement or understanding (whether binding or nonbinding, written or oral) relating to, or engage in or consummate, any Proposal or Alternative Transaction; provided, however, that, from and after the date the Bankruptcy Court enters the Scheduling Order, the foregoing shall not restrict, prohibit or otherwise limit Sellers or any of their respective Representatives or Affiliates from responding to (including by furnishing information to (in which case Sellers shall furnish Buyer with any such information not previously furnished to Buyer)) and entering into discussions or negotiations with any third parties who, absent any such prior encouragement, solicitation or initiation of any inquiries regarding a Proposal or Alternative Transaction by Sellers in violation of this Section 5.20(a), contact the Sellers with respect to an Alternative Transaction.
(b)If any of the Sellers or their respective Affiliates or their respective Representatives, during the No-Shop Period, receives any Proposal, or any request for disclosure or access as referenced in Section 5.20(a), such Seller shall, and shall cause its Representatives and Affiliates and its and its Affiliates’ Representatives to, within forty-eight (48) hours of receipt of such Proposal or request, inform Buyer regarding such Proposal or request, and furnish Buyer with a copy of such Proposal or request or, if not in writing, with a reasonably detailed description thereof (including, in the case of the receipt of a Proposal or if the Sellers provide disclosure or access as referenced in Section 5.20(a), the name of the Person that sent the Proposal or to whom disclosure or access was provided), and shall keep Buyer reasonably informed of the status and details of any future notices.

SECTION 5.21.    Domain Names. As soon as practicable following the date hereof, and in no event later than March 1, 2021, the Sellers shall renew the domain name registrations of livelovely.com and apartmentguide.com in the name of RentPath, LLC for at least one additional year each such that their respective expiration dates shall not be before January 1, 2022.

SECTION 5.22.    Insurance Policies.
(a)Following the Closing, to the extent that any of the Buyer’s rights to insurance under the Acquired Insurance Policies, or to proceeds therefrom (including any rights pursuant to Section 5.22(b)), relating to loss, damage, destruction, taking or other impairment of any of the Acquired Assets or to loss, damages or Liabilities arising from Assumed Liabilities, including insurance for occurrences, direct property loss or damage and business interruption or other time element losses, are not transferable or assignable, then as promptly as practicable following receipt of a written request from the Buyer, each of the Sellers and Wind Down Co. shall use commercially reasonable efforts to pursue recovery on all such claims; in its own name or as attorney-in-fact for the Buyer, including the rights to make, administer and settle claims and losses under any Acquired Insurance Policies and to pursue and exhaust applicable coverage (including initiating, prosecuting and resolving litigation), subject to the direction and control by the Buyer.

The Buyer, the Sellers and Wind Down Co. shall cooperate in the making and recovery of any such claims for insurance proceeds, and the Sellers and Wind Down Co. shall make available such documents and witnesses as reasonably requested by the Buyer. Upon the receipt by the Sellers or Wind Down Co. of any such insurance proceeds or condemnation proceeds relating thereto, the Sellers and Wind Down Co., as applicable, shall as promptly as practicable pay the Buyer such proceeds (but only to the extent those proceeds represent payment or reimbursement by an insurer for any loss, damage, destruction, taking or other impairment or other time element losses of any Acquired Assets or any loss, damage or Liability arising from any Assumed Liabilities suffered or incurred by the Buyer). Additionally, the Buyer shall pay the amount of any deductibles, self-insured retentions, co-insurance or similar expenses (other than increases in premiums) that would otherwise be borne by the Sellers and Wind Down Co., according to the specific terms and conditions of the Acquired Insurance Policies, as a result of any such claims, damages or losses.
(b)Following the Closing, to the extent any Acquired Insurance Policy, provides “occurrence based” liability insurance, the Sellers and Wind Down Co. shall request that, prior to the Closing, the Buyer be added as an additional named insured, on a primary and noncontributory basis solely with respect to that portion of claims, damage or loss arising from or relating to the Acquired Assets and Assumed Liabilities under such Acquired Insurance Policy for the current policy year and the preceding six (6) policy years.

Additionally, to the extent any Acquired Insurance Policy, provides “claims made” employment practices liability insurance coverage or fiduciary liability insurance coverage, the Sellers and Wind Down Co. shall procure extended reporting periods such that each such Acquired Insurance Policy continues to provide similar coverage, in all material respects, for pre-Closing wrongful acts, errors or omissions arising from or relating to the Acquired Assets and Assumed Liabilities from the current policy year and for as many years following the Closing as Sellers’ insurance carriers are willing to agree, in no event to exceed six (6) years.

(c)The Buyer shall, within five (5) calendar days after receipt of written request therefor, reimburse the Sellers and Wind Down Co. for any documented out-of-pocket cost or expense reasonably incurred in the performance of the Sellers’ or Wind Down Co.’s obligations under this Section 5.22.
(d)Buyer shall not, and shall cause its controlled Affiliates not to, without the consent of Wind Down Co. amend, cancel, fail to maintain or permit to lapse any Acquired Insurance Policy, until such policies expire in accordance with their terms.
SECTION 5.23.    Licenses. From the date hereof until the Closing Date, the Sellers shall, to the extent permitted under applicable Law, (i) use commercially reasonable efforts to cause all Material Permits and (ii) use commercially reasonable efforts to cause all Broker Licenses, in each case, to be held in the name of Reorganized RentPath prior to the Closing Date and to be in good standing as of the Closing Date, with all applicable fees or expenses associated therewith, including applications, renewals, insurance or bonding having been paid, effected or obtained, as applicable, for all periods through the Closing Date.
ARTICLE VI
CONDITIONS TO CLOSING

SECTION 6.01.    Mutual Conditions to the Obligations of the Parties. The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction or, to the extent permitted, waiver in writing by the Sellers and the Buyer at or prior to the Closing of each of the following conditions:
(a)No Injunctions or Legal Prohibitions. No temporary restraining order, preliminary or permanent injunction or other Order issued by a court of competent jurisdiction which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no Law shall have been enacted or promulgated by any Governmental Authority of competent jurisdiction which prevents, or makes illegal, the sale of the Acquired Assets and consummation of the transactions contemplated hereby (each such order, injunction, Order or Law, a “Restraint”).
(b)Antitrust Laws. All applicable waiting periods and any extensions thereof under the Antitrust Laws shall have expired or otherwise been terminated.
(c)Bankruptcy Court. The Bankruptcy Court shall have entered the Confirmation Order containing the Sale Provisions and any other Related Order. No order staying, reversing, modifying, or materially amending the Confirmation Order or any other Related Order shall be in effect on the Closing Date. The Plan shall have become effective in accordance with its terms and the Confirmation Order (subject solely to the Closing occurring).
SECTION 6.02.    Conditions to the Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction or,

to the extent permitted, waiver in writing at or prior to the Closing, of each of the following conditions:
(a)Representations and Warranties. The representations and warranties of the Sellers (i) set forth in Section 3.01(a), Section 3.01(b), Section 3.02 and Section 3.18(a) shall be true and correct in all material respects in accordance with their respective terms as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) set forth in Article III, other than as specifically identified in clause (i) of this Section 6.02(a), in each case without giving effect to any materiality or “Material Adverse Effect” qualifications or exceptions therein (except that the word “material” in the defined term “Material Contract” shall not be disregarded for any of such purposes), shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Performance. The Sellers shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by the Sellers on or prior to the Closing.

(c)Confirmation Order. The Confirmation Order entered by the Bankruptcy Court (including the Sale Provisions contained therein) shall be consistent in all material respects with this Agreement and any amendment, modification or supplement thereto shall be reasonably acceptable to the Buyer. On the Closing Date, the Confirmation Order shall (i) be in full force and effect, (ii) not have been voided, reversed or vacated or subject to a stay, (iii) not have been amended, modified or supplemented in any way without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), and (iv) be a Final Order; (x) provided, however, that the Buyer agrees to waive the condition in clause (iv) unless the Buyer reasonably and in good faith determines on the advice of counsel that waiving such condition would adversely impact the Buyer or Reorganized RentPath in any material respect in connection with the transactions contemplated by this Agreement; (y) provided further, however, that if a notice of appeal of the Confirmation Order is filed, the Buyer must notify the Sellers in writing within five (5) Business Days of such notice of appeal if the Buyer is not waiving the requirement in clause (iv), including a reasonably detailed explanation of the basis of the Buyer’s determination in clause (x).

(d)Plan. The Plan (including the Sale Provisions contained therein and the Plan Supplement) confirmed by the Bankruptcy Court shall be consistent in all material respects with this Agreement and any amendment, modification or supplement thereto shall be reasonably acceptable to the Buyer, and, on the Closing Date, the conditions precedent to the Plan Effective Date (other than those conditions required to be satisfied on the Closing Date) have been satisfied or waived in accordance with the terms of the Plan (including the Sale Provisions contained therein and the Plan Supplement) or will otherwise occur substantially contemporaneously with the Closing.

(e)Sellers’ Deliveries. Each of the deliveries required to be made to Buyer pursuant to Section 2.05(a) shall have been delivered (or Sellers shall be ready, willing and able to make such deliveries).

(f)Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(g)Transferred Contracts. On the Closing Date, the objection deadline shall have passed for all counterparties to Transferred Contracts to object to the assumption and/or assignment of such Transferred Contracts, including with respect to the Cure Costs contained in their respective cure notices unless the deadline is extended as a result of a modification of the scope of Transferred Contracts to be assumed by the Buyer pursuant to the terms of this Agreement.

SECTION 6.03.    Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction or, to the extent permitted, waiver by the Sellers in writing at or prior to the Closing of each of the following conditions:
(a)Representations and Warranties. The representations and warranties of the Buyer contained herein which are qualified as to any materiality or “Buyer Material Adverse Effect” shall be true and correct in all respects, and such representations and warranties (other than the representations and warranties set forth in Section 4.06) as are not so qualified shall be true and correct in all respects, except where the failure of such representations and warranties as are not so qualified to be true and correct has not had and would not reasonably be expected to have a Buyer Material Adverse Effect, in each case, as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date). The representations and warranties set forth in Section 4.06 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of such Closing Date.
(b)Performance. The Buyer shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by it, as the case may be, on or prior to the Closing.

(c)Plan. The Plan (including the Sale Provisions contained therein) confirmed by the Bankruptcy Court shall be reasonably acceptable to the Sellers.

(d)Confirmation Order. The Confirmation Order entered by the Bankruptcy Court (including the Sale Provisions contained therein) shall be reasonably acceptable to the Sellers. On the Closing Date, the Confirmation Order shall (i) be in full force and effect, (ii) not have been voided, reversed or vacated or subject to a stay, and (iii) not have been amended, modified or supplemented in any way without the Sellers’ prior written consent (not to be unreasonably withheld, delayed or conditioned).

SECTION 6.04.    Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s Intentional Breach of this Agreement, including failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.03, or to satisfy its obligations under Section 5.04 or Section 5.05. As used herein, “Intentional Breach” shall mean, with respect to any representation, warranty, agreement or covenant, an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching Person intentionally or knowingly takes (or intentionally or knowingly fails to take) and would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.
ARTICLE VII
SURVIVAL; TERMINATION

SECTION 7.01.    Survival. The Parties, intending to modify any applicable statute of limitations, agree that: (a) except in connection with Fraud, (i) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto, and (ii) the covenants and agreements in this Agreement to the extent such covenants and agreements only require performance prior to the Closing shall, in each case, terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party in respect thereof; and (b) to the extent the covenants and agreements in this Agreement contemplate performance after the Closing or expressly by their terms survive the Closing, such covenants and agreements shall survive the Closing in accordance with their respective terms only to the extent and for such period as shall be required for the Party required to perform under such covenant and agreement to complete the performance required thereby.
SECTION 7.02.    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
(a)by mutual written agreement of the Sellers and the Buyer;
(b)by the Sellers or the Buyer at any time after 11:59 p.m. Eastern time on the date that is four (4) months following the date hereof (the “Outside Date”), if the Closing shall not have occurred on or prior to such time; provided, however, that neither the Sellers nor the Buyer shall have the right to terminate this Agreement pursuant to this Section 7.02(b) if (x) the Sellers’ or the Buyer’s failure to perform any covenants or agreements of the Sellers or the Buyer set forth in this Agreement has resulted in the failure of the Closing to occur prior to the Outside Date, respectively, or (y) the Sellers (in the case of a termination by the Sellers) or the Buyer (in the case of a termination by the Buyer) are then in material breach of this Agreement; provided further, however, that if, as of the date five (5) Business Days prior to the Outside Date, all of the closing conditions set forth in Article VI have been satisfied or waived (other than (i) the closing condition set forth in Section 6.01(a) (which is not satisfied as a result of a Restraint related to any Antitrust Law), Section 6.01(b) and/or Section 6.01(c), and (ii) those conditions that by their nature are to be satisfied at the Closing), then the Outside Date may be extended for one (1) additional two (2)-month period following the Outside Date at the election of either the Sellers or Buyer by delivery of written notice to the other Parties at least two (2) Business Days prior to the Outside Date (such date notice is delivered, the “Notice Date”). If the Outside Date is extended by the Buyer pursuant to this Section 7.02(b), the Buyer shall pay, or cause to be paid, to the Company by wire transfer of immediately available funds an amount equal to $3,000,000 (the “Extension Amount”) within two (2) Business Days following the Notice Date;

(c)by the Sellers or the Buyer, upon written notice to the other Party, if any Restraint permanently prohibiting the consummation of the transactions contemplated hereby shall have become final and nonappealable; it being agreed that the Parties will promptly appeal any adverse determination which is not non-appealable and pursue such appeal with reasonable diligence;

(d)by the Buyer, if any representation or warranty of the Sellers set forth in Article III shall be or shall have become inaccurate or the Sellers shall have breached or failed to perform any of their covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 6.02(a) or Section 6.02(b), and which inaccuracy, breach or failure to perform cannot be cured by the Sellers or, if capable of being cured, shall not have been cured prior to the earlier of (i) the Outside Date and (ii) the date that is thirty (30) calendar days after receipt by the Sellers of notice in writing from the Buyer specifying the nature of such inaccuracy, breach or failure to perform and requesting that it be cured; provided, however, that the Buyer shall provide such notice to the Sellers within three (3) Business Days after becoming aware of any such inaccuracy, breach or failure to perform that would be reasonably likely to give rise to the failure of any of the conditions set forth in Section 6.02(a) or Section 6.02(b); it being hereby acknowledged and agreed by the Parties that any delay in providing such notice shall not affect the Buyer’s right to terminate this Agreement pursuant to this Section 7.02(d); provided further, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.02(d) if the Buyer is then in material breach of this Agreement;

(e)by the Sellers, if any representation or warranty of the Buyer set forth in Article IV shall be or shall have become inaccurate or the Buyer shall have breached or failed to perform any of its covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 6.03(a) or Section 6.03(b), and which inaccuracy, breach or failure to perform cannot be cured by the Buyer, as the case may be, or, if capable of being cured, shall not have been cured prior to the earlier of (i) the Business Day prior to the Outside Date and (ii) the date that is thirty (30) calendar days after receipt by the Buyer of notice in writing from the Sellers specifying the nature of such inaccuracy, breach or failure to perform and requesting that it be cured; provided, however, that the Sellers shall provide such notice to the Buyer within three (3) Business Days after becoming aware of any such inaccuracy, breach or failure to perform that would be reasonably likely to give rise to the failure of any of the conditions set forth in Section 6.03(a) or Section 6.03(b); it being hereby acknowledged and agreed by the Parties that any delay in providing such notice shall not affect the Sellers’ right to terminate this Agreement pursuant to this Section 7.02(e); provided further, however, that the Sellers shall not have the right to terminate this Agreement pursuant to this Section 7.02(e) if any of them is in material breach of this Agreement; or

(f)by the Company to enter into a definitive agreement with regard to an Alternative Transaction, if the Board determines in good faith after consultation with outside counsel that its continued performance under this Agreement or any other Related Agreement would be inconsistent with its fiduciary duties under applicable Law, subject to the payment of the Termination Fee and Expense Amounts in accordance with Section 7.03(b); provided, however, that if the Board makes such determination as a result of a written Proposal from a third party (and such Proposal was not initiated, solicited, knowingly encouraged or knowingly facilitated by any Seller or any of their respective Representatives or Affiliates in breach of Section 5.20), Sellers shall not terminate the Agreement until the third (3rd) Business Day after receipt of such Proposal, and, at the request of Buyer, Sellers shall negotiate in good faith with respect to any changes, modifications or supplements to this Agreement that would allow the Board not to make such determination to terminate this Agreement pursuant to this Section 7.02(f);

(g)by the Sellers or the Buyer if the Bankruptcy Court enters into an order that precludes the consummation of the transactions contemplated hereby on the terms and conditions set forth in this Agreement;

(h)by the Sellers or the Buyer upon the acceleration of the obligations under the DIP Credit Agreement; and

(i)by the Buyer if:

(i)there has occurred a Material Adverse Effect;
(ii)one or more of the Bankruptcy Cases is converted to cases under chapter 7 of the Bankruptcy Code, one or more of the Bankruptcy Cases is dismissed, or a trustee or an examiner with enlarged powers relating to the operation of the Business is appointed in the Bankruptcy Cases;

(iii)the Bankruptcy Court enters an order pursuant to section 362 of the Bankruptcy Code lifting the automatic stay with respect to any material Acquired Asset;

(iv)the Sellers have not filed the Scheduling Motion within five (5) Business Days following execution of this Agreement;

(v)the Bankruptcy Court has not entered the Scheduling Order within twenty-one (21) days following the filing of the Scheduling Motion;

(vi)the Confirmation Order is not entered on or before the date that is ninety (90) days after the date hereof; or

(vii)following entry by the Bankruptcy Court of the Confirmation Order, (A) the Sale Provisions are amended, modified or supplemented in in a manner materially adverse to the Buyer without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed), or (B) the Confirmation Order is voided, reversed or vacated or is subject to a stay such that the Confirmation Order is not in full force and effect.

The Party desiring to terminate this Agreement pursuant to any of clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 7.02 shall give written notice of such termination to the other Party in accordance with Section 8.01 specifying the provision or provisions hereof pursuant to which such termination is effected.
SECTION 7.03.    Effect of Termination; Etc.
(a)In the event of the termination of this Agreement in accordance with Section 7.02, (i) this Agreement shall thereafter become void and have no effect and the transactions contemplated hereby shall be abandoned, except that this Section 7.03, Section 5.08, Article VIII, the obligations in respect of the Escrow Funds set forth in Section 2.04 and the Confidentiality Agreement shall survive termination of this Agreement and remain valid and binding obligations of each of the Parties, and (ii) subject to the terms and conditions of the surviving provisions of this Agreement, there shall be no liability or obligation on the part of the Buyer or the Sellers under or in connection with this Agreement or any of the transactions contemplated hereby, or in connection with the termination hereof. Notwithstanding anything in the immediately preceding sentence of this Section 7.03(a) to the contrary, termination of this Agreement pursuant to Section 7.02 shall not release any Party from any Liability (A) pursuant to the sections specified above in this Section 7.03(a) that survive such termination, (B) for an Intentional Breach of this Agreement, or (C) Fraud.
(b)If this Agreement is terminated by Sellers pursuant to Section 7.02(f), then Sellers shall pay, or cause to be paid, to Buyer the sum of (i) an amount equal to two percent (2%) of the Purchase Price, (ii) the Extension Amount, if previously paid to the Company, and (iii) an aggregate amount sufficient to pay or reimburse the Buyer for its reasonable and documented out-of-pocket costs and expenses incurred by the Buyer or any of its Affiliates in connection with this Agreement or the Related Agreements and the transactions contemplated hereby and thereby in an amount not to exceed one-half of one percent (0.5%) of the Purchase Price (such sum, collectively, the “Termination Fee and Expenses Amounts”), no later than three (3) Business Days after the date upon which Sellers consummate such Alternative Transaction.

For the avoidance of doubt, the covenants set forth in this Section 7.03(b) are continuing obligations, separate and independent from the other obligations of the Parties (and shall not limit any of the Parties’ other rights and remedies under or in respect of this Agreement) and shall survive termination of this Agreement.
Each of the Parties (on behalf of itself and its Affiliates) acknowledges and agrees that following any termination of this Agreement in circumstances under which the Sellers are required to pay the Termination Fee and Expenses Amounts, the Sellers’ payment of the

Termination Fee and Expenses Amounts (if any) shall constitute the sole and exclusive remedy of the Buyer.
Nothing contained in this Section 7.03(b) shall prevent, limit, impede or otherwise impair the ability of the Buyer to seek, enforce or otherwise pursue any remedy available to it pursuant to Section 8.13 at any time prior to termination of this Agreement pursuant to Section 7.02, it being understood that the Buyer shall not be permitted or entitled to receive both (but may seek both in the alternative) a grant of specific performance that results in a Closing and payment of the Termination Fee and Expenses Amounts. The Parties acknowledge and agree that in no event shall the Sellers be required to pay the Termination Fee and Expenses Amounts on more than one occasion.
(c)Each of the Parties acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement.
ARTICLE VIII
MISCELLANEOUS

SECTION 8.01.    Notices. All notices, requests, demands, claims and other communications hereunder (each a “Notice”) given pursuant to this Agreement will be in writing. Any Notice shall be sent (a) by personal delivery to the recipient, (b) to the recipient by reputable overnight courier service (charges prepaid), or (c) by electronic mail, in each case addressed to the intended recipient as set forth below:
To the Sellers:
RentPath Holdings, Inc.
950 East Paces Ferry Rd NE, Suite 2600
Atlanta, Georgia 30326
Attention: Marlon F. Starr
Email: mstarr@rentpath.com and generalcounsel@rentpath.com

with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, Massachusetts 02110
Attention: Kevin J. Sullivan
Email: kevin.sullivan@weil.com

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Ray Schrock, P.C., Gavin Westerman, and Andriana Georgallas

Email: ray.schrock@weil.com, gavin.westerman@weil.com, and andriana.georgallas@weil.com

To the Buyer:
Redfin Corporation
1099 Stewart Street
Seattle, WA 98101
Attention: Legal Department
E-mail: legal@redfin.com

with a copy (which shall not constitute notice) to:
Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attention: James P. Gerkis and Timothy Q. Karcher
Email: JGerkis@proskauer.com and TKarcher@proskauer.com

A Party may change its address for receipt of Notices by Notice given to the other Parties in accordance with this Section 8.01. Each Notice sent in accordance with this Section 8.01 shall be deemed given and effective upon receipt or refusal of receipt.
SECTION 8.02.    Amendment/Waiver, Etc. Any provision of this Agreement may be amended, modified, supplemented or waived if, and only if, such amendment, modification, supplement or waiver is in writing and signed, in the case of an amendment, modification or supplement, by the Buyer and the Sellers, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
SECTION 8.03.    Assignment. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties, and any attempt to assign this Agreement without such consent shall be void and of no effect, provided that (x) the Buyer may assign any or all of its rights under this Agreement to an Affiliate without the prior written consent of the Sellers and (y) from and after the Closing, any Seller may assign any or all of its rights or obligations under this Agreement to Wind Down Co. without the prior written consent of the Buyer. Any assignment permitted hereunder shall not affect the assigning Party’s obligations hereunder.
SECTION 8.04.    Entire Agreement. This Agreement (including all Schedules and Exhibits hereto), together with the Escrow Agreement and the Confidentiality Agreement, contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

In the event of any conflict between the terms of this Agreement and the terms of the Confirmation Order or the Plan, as the case may be, the terms of the Confirmation Order or the Plan, as the case may be, shall govern.
SECTION 8.05.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
SECTION 8.06.    Fulfillment of Obligations. Any obligation of any Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
SECTION 8.07.    Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement (other than, Section 5.19 and, following the Closing, the provisions of Section 8.15, to the extent applicable to Seller Related Parties and Buyer Related Parties, which Seller Related Parties and Buyer Related Parties shall be express third-party beneficiaries of, and shall be entitled to rely on and enforce, the provisions of Section 8.15), express or implied, is intended to confer upon any Person other than the Buyer, the Sellers and their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement, except for the right of the Sellers, on behalf of the holders of equity interests in the Sellers, to pursue damages and other relief (including damages based on the loss of the economic benefits of the transactions contemplated hereby (including the loss of premium offered to such holders and taking into consideration all relevant matters, including other combination opportunities and the time value of money) and equitable relief, which damages and other relief shall also be available to such holders) in the event of any breach of this Agreement by the Buyer, which right is hereby acknowledged and agreed by the Buyer and which right may, for the avoidance of doubt, only be enforced prior to the Closing by the Sellers on behalf of such holders; it being understood and agreed by the Parties that such right, as well as any such damages or other relief, shall be subject to all the limitations, conditions and other provisions contained elsewhere in this Agreement.
SECTION 8.08.    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such expenses.
SECTION 8.09.    Governing Law/Jurisdiction/Waiver of Jury Trial.
(a)This Agreement and any controversy, dispute or claim arising hereunder or related hereto (whether by contract, tort or otherwise) shall be governed by and construed and enforced in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b)EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER AGREEMENTS CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.09(b).

(c)The Parties to this Agreement submit to the exclusive jurisdiction of the Bankruptcy Court in respect of the interpretation and enforcement of the provisions of this Agreement, and any controversy, dispute or claim arising hereunder or related hereto (whether by contract, tort or otherwise), and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement, and any controversy, dispute or claim arising hereunder or related hereto (whether by contract, tort or otherwise), and any related agreement, certificate or other document delivered in connection herewith that they are not subject to such jurisdiction or that such action may not be brought or is not maintainable in such court or that this Agreement may not be enforced in or by such court, that the action is brought in an inconvenient forum, or that the venue of the action is improper; provided, however, that if, upon the closing of the Bankruptcy Cases, the Bankruptcy Court declines to accept jurisdiction upon a motion to reopen the Bankruptcy Cases, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action in the United States District Court for the District of Delaware) and any state appellate court therefrom within the State of Delaware and any appellate court from any thereof, for the resolution of any such Action. The Parties intend that all foreign jurisdictions will enforce any decree of the Bankruptcy Court in any Action arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby.

SECTION 8.10.    Counterparts, Etc. This Agreement may be executed with counterpart signature pages or in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement, and shall become effective when a counterpart signature page or a counterpart of this Agreement has been signed by each Party and delivered to the other Parties. Delivery of an executed counterpart signature page to this Agreement or an executed counterpart of this Agreement by email in “portable document format” (“.pdf”) form, or by other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
SECTION 8.11.    Headings, Etc. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions, and the insertion of headings are for convenience of reading only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, subsection or clause are to the corresponding Article, Section, subsection or clause of this Agreement, unless otherwise specified.
SECTION 8.12.    Further Assurances. From time to time, at the request of any Party hereto and, except as otherwise set forth herein, at the expense of the Party so requesting, each other Party shall execute and deliver to such requesting Party such documents and take such other action as such requesting Party may reasonably request in order to consummate the transactions contemplated hereby.
SECTION 8.13    Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Buyer, on the one hand, and the Sellers on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement and to thereafter cause the transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. The foregoing rights are in addition to and without limitation of any other remedy to which the Parties may be entitled at law or in equity.
The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. In respect of any such action for specific performance, each of the Parties hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.
If any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days, or (ii) such other later date established by the Delaware court presiding over such action.
The Parties further agree that (A) by seeking the remedies provided for in this Section 8.13, no Party shall in any respect waive its right to seek at any time any other form of relief that may be available to it under this Agreement or any other agreement or document entered into in connection herewith or the transactions contemplated hereby (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.13 are not available or otherwise are not granted, and (B) nothing set forth in this Section 8.13 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 8.13 prior to or as a condition to exercising any termination right under Article VII, nor shall the commencement of any legal proceeding pursuant to this Section 8.13 or anything set forth in this Section 8.13 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement or any other agreement or document entered into in connection herewith or the transactions contemplated hereby that may be available then or thereafter.
SECTION 8.14.    Limitation on Liability. Notwithstanding anything in this Agreement to the contrary, (a) except in the case of Fraud or Intentional Breach, the maximum aggregate Liability of the Sellers under this Agreement shall not exceed an amount equal to the Escrow Amount and (b) in no event shall any Party have any liability for punitive damages, except to the extent payable to a third party.
SECTION 8.15.    Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties. No Person who is not a named Party, including any past, present or future director, officer, employee, incorporator, member, partner, direct or indirect equityholder, Affiliate, agent, attorney, banker or other consultant or Representative of any named Party (“Related Parties”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each Party waives and releases all such liabilities, claims and obligations against any such Related Party.
SECTION 8.16.    Mutual Release; Injunction. The Confirmation Order, as amended, shall contain (a) mutual releases from the Sellers and their Affiliates and Representatives and the Buyer and its Affiliates and Representatives, to the fullest extent permitted by law, from all Claims relating to, among other things, the negotiation, execution, and implementation of this Agreement, and (b) customary release, exculpation and injunction provisions, and such provisions shall apply to the Buyer and Buyer’s Representatives to the fullest extent permitted under applicable Law and be no less favorable to the Buyer and Buyer’s Representatives than the release, exculpation, and injunction provisions in the current Confirmation Order.
SECTION 8.17.    Interpretation. The words “hereof”, “herein”, “hereto”, “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The term “dollars” and character “$” shall mean United States dollars. The term “including” shall mean including, without limitation, and the words “include” and “includes” shall have corresponding meanings and such words shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them. The term “or” is not exclusive, unless the context otherwise requires. Any references herein to notice being provided by or to the Sellers, or consent or waiver being obtained from or provided by or to the Sellers, shall be satisfied by receiving or delivering such notice from or to, or obtaining or providing such consent or waiver from or to, the Company. The term “ordinary course of business” shall mean the ordinary course of business consistent with the Sellers’ past practices.
Any action referred to herein as “contemplated,” “required” or “permitted” by this Agreement or similar statements refer to actions expressly contemplated, expressly required or expressly permitted by this Agreement, as applicable.
The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Any reference in this Agreement to gender shall include all genders and the neuter.

The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
Any agreement, instrument, statute, rule or regulation defined or referred to herein means such agreement, instrument, statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver of consent and (in the case of statutes, rules or regulations) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein; provided, however, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under such statutes), in each case, as of such date. Any agreement referred to herein shall include reference to all exhibits, schedules and other documents or agreements attached thereto. The Parties agree that any drafts of this Agreement or any Related Agreements prior to the final fully executed drafts shall not be used for purposes of interpreting any provision of this Agreement or any Related Agreement, and each of the Parties agrees that no Party shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or proceeding among any of the foregoing or for any other purpose.

SECTION 8.18    No Right of Contribution. None of the Sellers and Wind Down Co. shall have any right of contribution or subrogation against Reorganized RentPath with respect to any breach by any Seller (or Reorganized RentPath with respect to the period on or prior to the Closing Date) of any of its representations, warranties, covenants or agreements.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

COMPANY:

RENTPATH HOLDINGS, INC.

By:	/s/ Dhiren Fonseca
Name: Dhiren Fonseca
Title: Interim President and Chief Executive Officer

SELLERS:

RENTPATH, LLC

By:	RentPath Holdings, Inc., its sole member

By:	/s/ Marlon F. Starr
Name: Marlon F. Starr
Title: Senior Vice President, General Counsel and Secretary

CONSUMER SOURCE HOLDINGS LLC

By:	RentPath, LLC, its sole member

By:	/s/ Marlon F. Starr
Name: Marlon F. Starr
Title: Senior Vice President, General Counsel and Secretary
[Signature Page to Asset Purchase Agreement]

ELECTRONIC LEAD MANAGEMENT, INC.

By:	/s/ Marlon F. Starr
Name: Marlon F. Starr
Title: Senior Vice President, General Counsel and Secretary

ELECTRONIC LEAD MANAGEMENT MA, INC.

By:	/s/ Marlon F. Starr
Name: Marlon F. Starr
Title: Senior Vice President, General Counsel and Secretary

ELECTRONIC LEAD MANAGEMENT VA, INC.

By:	/s/ Marlon F. Starr
Name: Marlon F. Starr
Title: Senior Vice President, General Counsel and Secretary

VIVA GROUP, LLC

By:	RentPath, LLC, its sole member

By:	/s/ Marlon F. Starr
Name: Marlon F. Starr
Title: Senior Vice President, General Counsel and Secretary

VIVA GROUP BROKERAGE, INC.

By:	/s/ Marlon F. Starr
Name: Marlon F. Starr
Title: Senior Vice President, General Counsel and Secretary
[Signature Page to Asset Purchase Agreement]

DISCOVER HOME NETWORK, LLC

By:	RentPath, LLC, its sole member

By:	/s/ Marlon F. Starr
Name: Marlon F. Starr
Title: Senior Vice President, General Counsel and Secretary

LIVE RESPONSE SOLUTIONS HOLDINGS, LLC

By:	RentPath, LLC, its sole member

By:	/s/ Marlon F. Starr
Name: Marlon F. Starr
Title: Senior Vice President, General Counsel and Secretary

LIVE RESPONSE SOLUTIONS LLC

By:	Live Response Solutions Holdings, LLC, its sole member

By:	/s/ Marlon F. Starr
Name: Marlon F. Starr
Title: Senior Vice President, General Counsel and Secretary

EASY MEDIA, LLC

By:	RentPath, LLC, its sole member

By:	/s/ Marlon F. Starr
Name: Marlon F. Starr
Title: Senior Vice President, General Counsel and Secretary
[Signature Page to Asset Purchase Agreement]

BUYER:

REDFIN CORPORATION

By:	/s/ Chris Nielsen
Name: Chris Nielsen
Title: Chief Financial Officer
[Signature Page to Asset Purchase Agreement]

Schedule A
Sellers
•RentPath, LLC
•Consumer Source Holdings LLC
•Electronic Lead Management, Inc.
•Electronic Lead Management MA, Inc.
•Electronic Lead Management VA, Inc.
•VIVA Group, LLC
•Viva Group Brokerage, Inc.
•Discover Home Network, LLC
•Live Response Solutions Holdings, LLC
•Live Response Solutions, LLC
•Easy Media, LLC

Exhibit F
Transaction Steps
1.    Prior to the transactions contemplated by item 2 below, subject to the Confirmation Order: (i) the Company and each direct and indirect Subsidiary of the Company receives a discharge pursuant to section 1141 of the Bankruptcy Code; (ii) each direct and indirect Subsidiary of the Company transfers to the Company all of its (A) Acquired Assets free and clear of all Liens (other than Permitted Liens), and (B) Assumed Liabilities; (iii) each direct and indirect Subsidiary of the Company transfers all of its Excluded Assets and Excluded Liabilities (other than equity interests in any such Subsidiaries) to Wind Down Co.; (iv) the Company transfers all of its Excluded Assets (including 100% of its equity interests in the direct and indirect Subsidiaries of the Company) and Excluded Liabilities to Wind Down Co.; and (v) 100% of the existing equity interests in the Company, as well as all rights to equity and all rights to acquire equity, are cancelled pursuant to and in accordance with the Plan.
2.    Buyer (i) subscribes for new equity interests in Reorganized RentPath, free and clear of all Liens (other than those Liens arising under securities Laws) and Excluded Liabilities, pursuant to and in accordance with the Plan, and (ii) remits the Purchase Price to Wind Down Co. Such cash shall be directed directly to an account designated by Wind Down Co.